Exhibit 6.12

MASTER REPURCHASE AGREEMENT

among

TEXAS CAPITAL BANK, as Agent

TEXAS CAPITAL BANK, as a Buyer

Each other entity that may from time to time be a Buyer

and

PACASO TCB LLC, as Seller

Dated as of August 20, 2025

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SCHEDULES AND EXHIBITS

SCHEDULE 1-A	Representations and Warranties with Respect to Underlying Assets

SCHEDULE 1-B	Representations and Warranties with Respect to Trust Interests

SCHEDULE 2	Authorized Officers

SCHEDULE 3	Wiring Instructions

SCHEDULE 4	Underlying Asset Documents

EXHIBIT A	Form of Power of Attorney

EXHIBIT B	Form of Assignment and Assumption

EXHIBIT C-1	U.S. Tax Compliance Certificate (For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT C-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT C-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT C-4	U.S. Tax Compliance Certificate (For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT D	Data Tape Fields

EXHIBIT E	Form of Mortgage Loan Schedule

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MASTER REPURCHASE AGREEMENT

This MASTER REPURCHASE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Repurchase Agreement”), dated as of August 20, 2025, is made by and among PACASO TCB LLC, a Delaware limited liability company (“Seller”), TEXAS CAPITAL BANK, as agent for the Buyers (in such capacity, “Agent”) and as a Buyer (in such capacity, “TCB”, and together with each other entity that may be added from time to time as a Buyer hereunder, each a “Buyer” and collectively, “Buyers”).

SECTION 1. APPLICABILITY

(a) Transactions. From time to time during the Funding Period and upon the terms and conditions set forth herein, the parties hereto may enter into transactions, on an uncommitted basis, in which, on the initial Purchase Date, Seller agrees to transfer to Buyers the Purchased Asset against the transfer of funds by Buyers, with a simultaneous agreement by Buyers to transfer to Seller such Purchased Asset against the transfer of funds by Seller on a date certain not later than the Termination Date (the “Initial Transaction”), and thereafter, as part of separate Transactions pursuant to which the Trust acquires certain additional Eligible Assets, Seller may request and Buyer may fund, subject to the terms and conditions of this Repurchase Agreement, a Purchase Price Increase (each, a “Purchase Price Increase Transaction”). The Initial Transaction and each Purchase Price Increase Transaction shall each be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Repurchase Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

(b) Underlying Assets; Guaranty. In connection with each Transaction, the Trust will acquire certain Eligible Underlying Assets. Immediately prior to the date of the Initial Transaction, Seller owns the Trust Certificate, which certificate represents a 100% beneficial ownership interest in the Trust. In connection with the Initial Transaction, subject to the terms and conditions set forth herein, Seller will sell (other than for tax and accounting purposes) to Buyers the Trust Certificate. The Trust Certificate shall be registered in the name of Agent. The original of the Trust Certificate, duly executed and in physical form and registered in the name of Agent, shall be delivered to Agent (on behalf of and for the benefit of Buyers). In order to further secure the obligations of Seller hereunder, the Trust shall pledge its interests in the Underlying Assets to Agent on behalf of Buyers and shall deliver the Pledge Agreement in favor of Agent on behalf of Buyers. As additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to Buyers entering into the Transactions hereunder, the Guarantor shall deliver a guaranty in favor of the Agent on behalf of Buyers.

(c) Purchase Price Increases. After the Initial Transaction, as part of any subsequent Transactions, in conjunction with the acquisition by the Trust of additional Eligible Assets, Seller may request a Purchase Price Increase from Buyers (or Agent on behalf of Buyers) and in connection therewith, subject to the terms and conditions of this Repurchase Agreement, Buyer may make such additional Underlying Assets subject to a Transaction hereunder. From time to time, Seller may request a release of an Underlying Asset from the Trust in conjunction with an Optional Prepayment to Agent on behalf of Buyers in accordance with Section 3(b)(iv) hereof or in connection with a Repurchase Event in accordance with Section 3(b)(v) hereof.

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(d) No Commitment. The repurchase facility provided under this Repurchase Agreement with respect to the Maximum Aggregate Purchase Price is not a commitment by any Buyer to enter into Transactions with Seller, but rather sets forth the procedures to be used in connection with periodic requests for a Buyer to enter into Transactions with Seller. Seller hereby acknowledges that no Buyer is under any obligation to agree to enter into, or enter into, any Transaction pursuant to this Repurchase Agreement.

(e) Pricing Side Letter. The Pricing Side Letter is one of the Repurchase Documents as defined below. The Pricing Side Letter is incorporated by reference into this Repurchase Agreement and Seller agrees to adhere to all terms, conditions and requirements of the Pricing Side Letter as incorporated herein. In the event of a conflict or inconsistency between this Repurchase Agreement and the Pricing Side Letter, the terms of the Pricing Side Letter shall govern.

SECTION 2. CERTAIN DEFINED TERMS

In addition to words and terms defined elsewhere in this Repurchase Agreement, the following words and terms has the following meanings, respectively, unless the context hereof clearly requires otherwise:

“1934 Act” has the meaning set forth in Section 36 hereof.

“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), including all applicable official staff commentary.

“Accepted Servicing Practices” means, with respect to any Underlying Asset, those servicing practices of prudent institutions of similar (or greater) size and financial scope which service real estate financing products comparable to the same type as such Underlying Asset in the jurisdiction where the related Mortgaged Property is located and which are in accordance with the terms of the Mortgage Loans and the terms and conditions of this Repurchase Agreement, which are in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which it owns in its own portfolio.

“Account Bank” means Texas Capital Bank, in its capacity as account bank.

“Acquisition Cost” means with respect to a Mortgaged Property, the total amount paid by Seller (or its affiliate) to acquire such Mortgaged Property, including any third party fees paid in connection with the purchase and any of the following amounts paid to furnish or otherwise prepare the property for occupancy: capitalized costs to acquire furniture, fixtures and equipment, operating supplies and equipment.

“Adjustable Rate Loan” means a Mortgage Loan that provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” means with respect to each Adjustable Rate Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

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“Advisory Fees” has the meaning set forth in the Advisory Side Letter.

“Advisory Side Letter” means that certain Advisory Fee Letter among TCBI Securities, Inc. d/b/a Texas Capital Securities and the Seller, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliate” means with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, however, no Property LLC or Owner shall be considered an Affiliate of a Seller Party for purposes of this Repurchase Agreement.

“ALTA” shall mean the American Land Title Association.

“Appraisal” means an appraisal meeting the requirements of the Underwriting Guidelines in effect and approved by Agent as of the related origination date.

“Appraised Value” means, with respect to any Mortgaged Property, the value of such Mortgaged Property set forth in the most recent Appraisal.

“Appropriate Federal Banking Agency” has the meaning ascribed to it by Section 1813(q) of Title 12 of the United States Code, as amended from time to time.

“Asset Value” has the meaning set forth in the Pricing Side Letter.

“Assignment and Assumption” has the meaning set forth in Section 22(b) hereof.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage in blank, in the name of the Trust or its designee.

“Authorized Officer” means, with respect to Agent, Buyers or any Seller Party, the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and Chief Legal Officer of such party, or such other individuals, designated by written notice to Agent, Buyers or Seller, as applicable, authorized to execute notices, reports and other documents on behalf of Agent, Buyers or such Seller Party as required hereunder. The parties may amend such list of individuals from time to time by giving written notice of such amendment to the other parties.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Repurchase Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Repurchase Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Pricing Period” pursuant to clause (d) of Section 12.

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“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Buyers (or the Agent on behalf of the Buyers) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Repurchase Agreement and the other Repurchase Documents; provided further, the Agent shall make a similar selection for similarly situated counterparties.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Buyers (or the Agent on behalf of the Buyers) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; provided that, the Agent shall make a similar selection for similarly situated counterparties.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Document in accordance with Section 12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Repurchase Document in accordance with Section 12.

“Beneficial Owner” means, for any Person, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Person’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct such Person.

“BPO” means, with respect to each Mortgaged Property that secures a Mortgage Loan, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in such Mortgage Loan or in Seller or any Affiliate of Seller and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds from a sale of the related Mortgaged Property and includes certain assumptions, including those as to the condition of the interior of the applicable Mortgaged Property and expected marketing time. Each BPO shall take into account at least three (3) sales of comparable mortgaged properties and at least three (3) listings of comparable mortgaged properties.

“BPO Value” means with respect to a Mortgage Loan, the value of such Mortgage Loan set forth in the most recently obtained BPO.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York (or, if otherwise, the Lending Office of any Buyer), the State of California, the State of Delaware or the State of Texas; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Buyer” means Texas Capital Bank and each other entity that may be added from time to time as a buyer, and their respective successors in interest and assigns pursuant to Section 22(b), collectively, “Buyers”.

“Buyer Percentage” means, as of any date of determination, as to any Buyer, the percentage equivalent of a fraction (expressed out to five decimal places), (x) the numerator of which is equal to the amount of the Purchase Prices funded by such Buyer (or in the case of an assignee Buyer, the amount of the Purchase Prices acquired by such assignee Buyer pursuant to an Assignment and Assumption, and in the case of the related assigning Buyer, minus the amount of the Purchase Prices so assigned) and (y) the denominator of which is the aggregate outstanding Purchase Price.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

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“Capital Stock” means, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or in the capital of a company, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member, special unit, or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person.

“Certificate of Beneficial Ownership” means, for Seller, a certificate in form and substance reasonably acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Guarantor.

“Change in Control” means:

(a) any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, 100% of the Capital Stock of Seller; or

(b) other than as set forth in this Repurchase Agreement, any transaction or event as a result of which Seller ceases to own, directly, 100% of the Trust Interests of Trust; or

(c) the sale, transfer, or other disposition of all or substantially all of any Seller Party’s assets unless in connection with a sale of the Underlying Assets for which the Buyers receive the Repurchase Price in accordance with the terms of this Repurchase Agreement; or

(d) if such Person is a Delaware limited liability company, such Person enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated.

“Change in Law” means the occurrence, after the date of this Repurchase Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

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“Closing Date” means August 20, 2025.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means a segregated deposit account maintained with Agent on behalf of Buyers, to which Agent shall have exclusive access and control, into which Income shall be deposited by such Seller Party (or any of their Affiliates, as applicable) or Servicer, as applicable, and which is identified on Schedule 3 hereto.

“Concentration Limit” has the meaning set forth in the Pricing Side Letter.

“Confidential Terms” has the meaning set forth in Section 30(a) hereof.

“Confirmation” means a confirmation in form and substance acceptable to Agent and Seller (which may be via electronic medium).

“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Pricing Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyers (or the Agent on behalf of the Buyers) decide may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by Buyers (or the Agent on behalf of the Buyers) in a manner substantially consistent with market practice (or, if Buyers (or the Agent on behalf of the Buyers) decide that adoption of any portion of such market practice is not administratively feasible or if Buyers (or the Agent on behalf of the Buyers) determine that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as Buyers (or the Agent on behalf of the Buyers) decide is reasonably necessary in connection with the administration of this Repurchase Agreement and the other Repurchase Documents); provided that, the Agent shall make a similar selection for similarly situated counterparties.

“Connection Income Taxes” means Other Connection Taxes that are imposed or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Custodial Agreement” means that certain Custodial Agreement, dated as of the Closing Date, among Agent, Seller, Trust and Custodian, as may be amended, restated, supplemented or otherwise modified from time to time.

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“Custodian” means Wilmington Savings Fund Society, FSB, or any successor thereto under the Custodial Agreement.

“Custodian Loan Transmission” has the meaning assigned to the term “Asset Schedule and Exception Report” in the Custodial Agreement.

“Data Tape” means a computer tape or other electronic medium generated by Seller Parties and/or Servicer and delivered to Agent which shall include the fields identified on Exhibit D and any other information reasonably required by Agent or Buyers and agreed to by Seller for each such Underlying Asset.

“Defaulting Buyer” means any Buyer that has become subject to an Insolvency Event. Any determination that a Buyer is a Defaulting Buyer will be made by Agent in its reasonable discretion.

“Defaulting Party” has the meaning set forth in Section 34 hereof.

“Delinquent Loan” means any Mortgage Loan that is thirty (30) or more days past due with respect to scheduled payments of principal and interest (using the MBA method of determination).

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to and in accordance with Section 18-217 of Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” means lawful money of the United States of America.

“E-Sign” means the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Electronic Record” means “Record” and “Electronic Record,” both as defined in E-Sign, and shall include but not be limited to, recorded telephone conversations or electronic transmissions.

“Electronic Signature” has the meaning set forth in E-Sign.

“Electronic Transactions” means transactions conducted using Electronic Records and/or Electronic Signatures.

“Eligible Assets” means, individually or collectively as the context may require, (a) an Eligible Underlying Asset, (b) an Eligible Trust Certificate representing Eligible Trust Interests, and/or (c) a Refinanced Mortgage Loan as that term is defined in the Pricing Side Letter.

“Eligible Trust Certificate” has the meaning set forth in the Pricing Side Letter.

“Eligible Trust Interests” has the meaning set forth in the Pricing Side Letter.

“Eligible Underlying Asset” has the meaning set forth in the Pricing Side Letter.

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“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Seller Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EO13224” has the meaning set forth in Section 14(v) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended and any successor statute thereto.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Seller Parties or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Seller Parties or any member of the ERISA Group from a Multiemployer Plan that results in liability under Section 4201 of ERISA or the notification of the occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC under Section 4042 of ERISA to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430 and 432 of the Code or Sections 303 and 305 of ERISA, as applicable; or (g) the imposition of any liability with respect to a Pension Plan under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Seller Parties.

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“ERISA Group” means all trades or businesses (whether or not incorporated) which, together with the Seller Parties, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of liability under Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Erroneous Payment Recipient” has the meaning set forth in Section 40(f)(i) hereof.

“Event of Default” has the meaning set forth in Section 17(a) hereof.

“Exception” has the meaning set forth in the Custodial Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Buyer, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer with respect to an applicable interest in a Transaction pursuant to a law in effect on the date on which (i) such Buyer enters into a Transaction or (ii) such Buyer changes its Lending Office, except to the extent that amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13, and (d) any withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Expenses” means all present and future expenses incurred by or on behalf of Agent or Buyers in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable and documented out-of-pocket attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Repurchase Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

“FDIA” has the meaning set forth in Section 35(e) hereof.

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“FDICIA” has the meaning set forth in Section 35(f) hereof.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Agent.

“Financial Covenants” has the meaning set forth in Section 6(k) of the Guaranty.

“Financial Statements” has the meaning set forth in Section 6(l) of the Guaranty.

“Floor” means the benchmark rate floor, if any, provided in this Repurchase Agreement, initially (as of the execution of this Repurchase Agreement, the modification, amendment or renewal of this Repurchase Agreement or otherwise) with respect to the Term SOFR Rate, the SOFR Floor, or, if no floor is specified, zero.

“Foreign Buyer” means a Buyer that is not a U.S. Person.

“Funding Period” has the meaning set forth in the Pricing Side Letter.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Gain on Sale Amount” means with respect to a Property Interest sold to a third party purchaser, the excess, if any of (a) the share purchase price paid by the related purchaser and (b) the product of (i) the percentage ownership interest in the Mortgaged Property represented by the related Property Interest over (ii) the Seller’s (or its affiliate’s) Acquisition Cost.

“GLB Act” has the meaning set forth in Section 33(c) hereof.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs have correlative meanings.

“Guarantor” means Pacaso Inc., a Delaware corporation or any successor in interest thereto.

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“Guaranty” means that certain Guaranty, dated as of the Closing Date, made by Guarantor in favor of Agent on behalf of the Buyers, as may be amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Event of Default” has the meaning set forth in Section 14 of the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means, with respect to any or all of the Underlying Assets, any short sale of a U.S. Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller Party with a hedge counterparty.

“Holdback Account” means a segregated deposit account maintained by the Account Bank into which Required Holdback Amounts shall be deposited by such Seller Party (or any of their Affiliates, as applicable) or Servicer, as applicable.

“Holdback Account Control Agreement” means that certain Blocked Account Agreement, dated as of the Closing Date, among the Seller, Account Bank and Agent (on behalf of and for the benefit of Buyers) with respect to the Holdback Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Income” means, with respect to any Underlying Asset, without duplication, all principal, interest and income or dividends or distributions received with respect to such Purchased Asset and Underlying Asset, including any sale proceeds, Liquidation Proceeds, Insurance Proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by a Seller Party or the related Servicer, but excluding any amounts permitted to be retained by any Servicer, pursuant to the related Servicing Agreement. For the avoidance of doubt, any and all operational expenses (including but not limited to payments for insurance, taxes and vendors) of Property LLC or Owner shall not be considered Income for the purposes of this Repurchase Agreement.

“Indebtedness” means, with respect to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner. For the avoidance of doubt, any loans made by Guarantor to fund any “Assessment Guaranty” required to be paid under a property management agreement or any corporate guaranty made by Guarantor with respect to the Mortgaged Property shall not be considered Indebtedness for the purposes of this Repurchase Agreement.

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“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Repurchase Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” has the meaning set forth in Section 20(b) hereof.

“Insolvency Event” means, for any Person:

(a) that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b) that such Person or any Affiliate shall fail generally or be unable to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding has been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, restructuring reorganization or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, provisional liquidator, restructuring officer, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of it or its affairs and such proceeding shall continue to be undismissed for a period of sixty (60) or more days; or

(d) the commencement by such Person or any Affiliate of a proceeding or voluntary case under any applicable bankruptcy, insolvency, restructuring or other similar Law now or hereafter in effect, or the voluntary liquidation or voluntary winding-up of such Person or any Affiliate otherwise commences, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, provisional liquidator, restructuring officer, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Affiliate shall become insolvent; or

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(f) if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Insurance Proceeds” means, with respect to each Mortgage Loan, proceeds of insurance policies insuring such Mortgage Loan or the related Mortgaged Property.

“Investment Company Act” has the meaning set forth in Section 4(a)(iii) hereof.

“IRS” means the United States Internal Revenue Service.

“Judgment/Litigation Threshold” has the meaning set forth in the Pricing Side Letter.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lending Office” means, as to a Buyer, the office or offices of such Person.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidated Asset” shall mean a Mortgage Loan that has been sold, refinanced or prepaid in full or was subject to a short sale.

“Liquidation Proceeds” means, with respect to any Mortgage Loan that becomes a Liquidated Asset, all proceeds received by the Servicer in connection with the liquidation of such Mortgage or the related Mortgaged Property through a trustee’s sale, foreclosure sale (whether private or public, judicial or non-judicial), receiver’s sale, assignment for the benefit of a creditor, or otherwise, other than Insurance Proceeds.

“LLC Operating Agreement” means with respect to any Mortgaged Property that secures an Underlying Asset, the related operating agreement that governs the limited liability company owner of such Mortgaged Property.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of (x) the difference of (i) the original outstanding principal amount of such Mortgage Loan less (ii) the amortization of the Mortgage Loan from total share sale downpayments to (y) the Total Share Value of the Mortgaged Property at the origination of such Mortgage Loan.

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“Loan Sale Agreement” means that certain Flow Purchase Agreement, dated as of the Closing Date, by and between Trust and the applicable Qualified Originator, as may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of Agent (on behalf of Buyers).

“Majority Buyers” means, at any time, the Buyer or Buyers (which shall exclude (x) any Defaulting Buyer and (y) any Buyer that is an Affiliate of any Seller Party), whose Buyer Percentages together exceed fifty percent (50%) of the aggregate outstanding Purchase Price at such time (excluding the portion of the aggregate outstanding Purchase Price held by (i) any Defaulting Buyer and (ii) any Buyer that is an Affiliate of any Seller Party); provided, that if there is only one Buyer, then “Majority Buyers” shall mean the Buyer; provided, further, that, for the avoidance of doubt, if only one (1) Buyer’s Buyer Percentage exceeds the threshold set forth in this definition, then “Majority Buyers” shall mean such Buyer. The determination of Majority Buyer shall be made reasonably, in all circumstances, by the Agent and such reasonable determination shall be binding on each Buyer in all respects hereunder.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deficiency” has the meaning specified in Section 6(a) hereof.

“Market Value” has the meaning set forth in the Pricing Side Letter.

“Material Adverse Effect” means a material adverse effect on (a) the Property, business, operations, financial condition of any Seller Party taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Agent and/or Buyers under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents or (f) the Purchased Assets or Underlying Assets, as applicable, taken as a whole.

“Material Modification” means, with respect to any Underlying Asset, any modification, amendment, or waiver that:

(a) reduces the original principal amount or the Mortgage Interest Rate;

(b) forgives any portion of the outstanding principal amount or interest;

(c) increases the original principal amount or otherwise increases future funding obligations of Agent;

(d) reduces the frequency or the amounts of amortization payments;

(e) releases any collateral for the Mortgage Loan or the guarantors thereof (not otherwise expressly provided for in the Mortgage Loan Documents);

(f) extends or modifies the maturity date (other than extensions of the maturity date pursuant to extension options contained in the Mortgage Loan Documents);

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(g) voluntarily subordinates the lien of the Mortgage Loan; provided however that the foregoing shall not preclude the execution and delivery of subordination to tenant leases, easements, condo declarations, and similar instruments in accordance with approval rights set forth in the Mortgage Loan Document; or

(h) waives due on sale or due on encumbrance provisions, other than waivers required to be given under the Mortgage Loan Documents.

“Maximum Aggregate Purchase Price” has the meaning set forth in the Pricing Side Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan, which, with respect to an Adjustable Rate Loan, is adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the related Mortgage Note.

“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or leasehold estate in such real property, which secures the related Note.

“Mortgage File” has the meaning assigned to the term “Asset File” in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgage Interest Rate Cap” with respect to any Mortgage Loan, have the meaning set forth in the related Loan Schedule.

“Mortgage Loan” means a first lien mortgage loan secured by a lien on a single-family residential property, with respect to which Custodian has been instructed to hold the related Mortgage File on behalf of Buyers (or Agent on behalf of Buyers) pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (a) a Mortgage Note, the related Mortgage and all other Mortgage Loan Documents, (b) all right, title and interest of Seller Parties in and to the Mortgaged Property covered by such Mortgage and (c) the related Servicing Rights.

“Mortgage Loan Documents” means, with respect to any Mortgage Loan, the documents comprising the related Mortgage File for such Mortgage Loan.

“Mortgage Loan Schedule” means a computer tape or other electronic medium generated by or on behalf of Seller and delivered to Agent and Custodian substantially in the form attached hereto as Exhibit E, which shall include with respect to each Underlying Asset to be included in a Transaction: (a) the Mortgage Loan number, (b) the Mortgagor’s name, (c) the original principal amount of the Mortgage Loan, (d) the current principal balance of the Mortgage Loan, (e) the Servicer’s name, and (f) any other information required by Agent and any other additional information to be provided pursuant to the Custodial Agreement.

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“Mortgage Note” means, with respect to any Mortgage Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Mortgaged Property” mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA which is covered by Title IV of ERISA and to which the Seller Parties or any member of the ERISA Group is making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.

“Non-defaulting Party” has the meaning set forth in Section 34 hereof.

“OFAC” has the meaning set forth in Section 14(v) hereof.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local, country municipality or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Optional Prepayment” has the meaning set forth in Section 3(b)(iv) hereof.

“Optional Prepayment Date” has the meaning set forth in Section 3(b)(iv) hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Purchased Asset or Underlying Asset or Repurchase Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

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“Owner” means any owner of a Property Interest pursuant to the related LLC Operating Agreement.

“Payment” has the meaning set forth in Section 40(f)(i) hereof.

“Payment Date” means the twentieth (20th) day of the month beginning in September, 2025; provided, that, if any such day is not a Business Day, the Payment Date shall be the next succeeding Business Day and provided, further, the final Payment Date shall be the related Repurchase Date or the Optional Prepayment Date, as applicable.

“Payment Notice” has the meaning set forth in Section 40(f)(ii) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or to which any member of the ERISA Group has any liability (as an “employer” within the meaning of Section 3(5) of ERISA) under Title IV of ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership (including an exempted limited partnership), Official Body or other entity.

“Pledge Agreement” means that certain Pledge Agreement of the Trust, dated as of the Closing Date, whereby the Trust shall pledge its interests in the Underlying Assets in favor of Agent (on behalf of and for the benefit of Buyers).

“Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any “plan” (as defined term is defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or (c) any entity whose underlying assets include “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any employee benefit plan’s or plan’s investment in such entity.

“Post-Default Rate” has the meaning set forth in the Pricing Side Letter.

“Potential Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

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“Power of Attorney” has the meaning set forth in Section 5(d) hereof and the Power of Attorney delivered in connection with the Pledge Agreement.

“Price Differential” means, for each Underlying Asset, as of any date of determination and calculated daily on the basis of a 360-day year for the actual number of days during each Pricing Period, an amount equal to the product of (a) the applicable Pricing Rate multiplied by (b) the aggregate outstanding Purchase Price thereof.

“Pricing Period” means, with respect to each Payment Date, the period commencing on (and including) the date that is the first calendar day following the immediately preceding Payment Date and terminating on (and including) the earlier of (a) the Repurchase Date or, with respect to any Underlying Asset (x) repurchased in connection with an Optional Prepayment, the Optional Prepayment Date or (y) paid-in-full, the date the proceeds of such payment in full are deposited into the Collection Account and (b) such Payment Date; provided, that the initial Pricing Period shall commence on the initial Purchase Date.

“Pricing Rate” has the meaning set forth in the Pricing Side Letter.

“Pricing Side Letter” means that certain pricing side letter agreement, dated as of the Closing Date, among Agent, Buyers and Seller, as may be amended, restated, supplemented or otherwise modified from time to time.

“Prohibited Person” as the meaning in Section 14(v) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Interest” with respect to each Mortgaged Property that secures an Underlying Asset, the meaning assigned to such term in the related LLC Operating Agreement for the Property LLC.

“Property LLC” means a limited liability company that owns a Mortgaged Property which secures an Underlying Asset.

“Purchase Date” means the date on which Purchased Assets related to the Underlying Assets are transferred by Seller to Buyers or their respective designees or a Purchase Price Increase Date, as applicable.

“Purchase Price” has the meaning set forth in the Pricing Side Letter.

“Purchase Price Increase” means (a) an increase in the Purchase Price for the Trust Certificate based upon the Trust acquiring additional Eligible Underlying Assets, as requested by Seller pursuant to Section 3(a) hereof; or (b) to the extent Seller previously requested a Purchase Price less than the Asset Value of the related Eligible Underlying Asset on such prior Purchase Date, such increased portion of the Purchase Price for such Eligible Underlying Asset not to exceed the applicable Asset Value of such Eligible Underlying Asset on such subsequent Purchase Date.

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“Purchase Price Increase Date” means the date on which a Purchase Price Increase is made.

“Purchase Price Percentage” has the meaning set forth in the Pricing Side Letter.

“Purchased Assets” means the collective reference until repurchased pursuant to the terms hereof to (a) the Trust Certificate and the Trust Interests evidenced thereby sold by Seller to Buyers in a Transaction hereunder and (b) 100% of the beneficial interests in the related Underlying Assets represented thereby, as evidenced by a Confirmation and/or the Trust Certificate.

“Qualified Originator” means (a) Blackhawk Capital Group and (b) any other originator approved in writing by Agent to Seller.

“Recipient” means a Buyer.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by each Seller Party or any other person or entity with respect to a Purchased Asset and/or Underlying Asset. Records shall include the Mortgage Files, the credit files related to the Purchased Asset and each Underlying Asset and any other instruments necessary to document or service an Underlying Asset.

“Refinanced Mortgage Loan” has the meaning set forth in the Pricing Side Letter.

“Register” has the meaning set forth in Section 24(b) hereof.

“Regulations T, U and X” means Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Repurchase Agreement” means this Master Repurchase Agreement, among Agent, Buyers and Seller, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Repurchase Assets” has the meaning set forth in Section 5(a) hereof.

“Repurchase Date” means the earliest to occur of (a) the Termination Date, (b) the date requested pursuant to Section 3 hereof, (c) the date on which an Underlying Asset is paid in full or (d) the date determined by application of Section 18 hereof.

“Repurchase Documents” means this Repurchase Agreement, the Holdback Account Control Agreement, the Pricing Side Letter, the Advisory Side Letter, the Guaranty, the Pledge Agreement, the Custodial Agreement, the Loan Sale Agreement, each Servicing Agreement, each Servicer Notice, each Power of Attorney, the Trust Agreement, and any other agreement entered into in connection herewith or therewith.

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“Repurchase Event” has the meaning set forth in the Pricing Side Letter.

“Repurchase Obligations” means (a) all of each Seller Party’s indebtedness, obligations to pay the Repurchase Price, the Price Differential and other obligations and liabilities, to the Agent and/or Buyers, Custodian or any third party arising under, or in connection with, the Repurchase Documents, whether now existing or hereafter arising; (b) any and all sums paid by the Agent and/or Buyers in order to preserve any Purchased Asset, Underlying Asset or its interest therein; provided, however, Seller Parties’ liability for any such amounts paid under this clause (b) in the absence of an Event of Default, but only to the extent not in the ordinary course of Agent’s or Buyer’s business or otherwise contemplated under the Repurchase Documents, shall require Seller’s consent (which consent shall not be unnecessarily withheld or delayed); (c) in the event of any proceeding for the collection or enforcement of any of a Seller Party’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset or Underlying Asset, or of any exercise by the Agent and/or Buyers of its rights under the Repurchase Documents, including, without limitation, reasonable and documented fees of outside counsel and disbursements and court costs; and (d) all of the Seller Parties’ indemnity obligations to the Agent and/or Buyers, any Servicer, Custodian or any other third party pursuant to the Repurchase Documents.

“Repurchase Price” means the price at which Purchased Assets or Underlying Assets are to be transferred from Buyers or their respective designees to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (a) the Purchase Price; plus (b) any unpaid Price Differential as of the date of such determination or a portion of which may be repaid in connection with an Optional Prepayment by application of the related proceeds; plus (c) any applicable Advisory Fees; plus (d) the amount of any fees or expenses due and payable by Seller under the Repurchase Documents.

“Required Amortization Amount” has the meaning assigned to such term in Section 3(b)(vi).

“Required Holdback Amount” has the meaning assigned to such term in Section 3(b)(vii).

“Residential Dwelling” means any one of the following: (i) a detached one-family dwelling, (ii) a detached two-to-four-family dwelling, (iii) a one-family dwelling unit in a condominium project, (iv) an attached one-family dwelling unit, (v) a one-family dwelling in a planned unit development, or (vi) a single family manufactured home classified as real estate and taxed accordingly none of which is a cooperative or manufactured home that is taxed as chattel.

“SEC” has the meaning set forth in Section 36 hereof. “Section 4402” has the meaning set forth in Section 24 hereof.

“Seller” means Pacaso TCB LLC, or any successor in interest thereto.

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“Seller Party” means each of Seller, Trust and Guarantor, and collectively, “Seller Parties”.

“Servicer” means (a) GLS Solutions LLC, or (b) another institution as may be approved by Agent (on behalf of Buyers). All references to “Servicer” shall mean the applicable Servicer.

“Servicer Notice” means any servicer notice entered into by and among a Servicer, Agent, Seller and Trust, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Servicer Termination Event” means (a) an Event of Default hereunder, or (b) with respect to any Servicer, an event of default under the related Servicing Agreement or a material breach under the related Servicer Notice, including the failure of such Servicer to deposit funds in accordance with Section 10 hereof.

“Servicing Agreement” means (a) with respect to GLS Solutions LLC, that certain Flow Servicing Agreement, dated as of August 20, 2025, by and among GLS Solutions LLC, Pacaso Inc. and the Trust or (b) with respect to any other Servicer, the servicing agreement entered into between such Servicer and the Trust for the servicing of Underlying Assets, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing File” shall mean with respect to each Mortgage Loan, the file retained by the related Servicer (including, if applicable, Seller), consisting of all documents that a prudent originator and servicer would have, including copies of the related Mortgage Loan Documents, all documents necessary to document and service such Mortgage Loan, including any and all documents required to be delivered pursuant to any of the Repurchase Documents.

“Servicing Rights” means the rights of any Person to administer, service or subservice, the Underlying Assets or to possess related Records.

“Settlement Threshold” has the meaning set forth in the Pricing Side Letter.

“SIPA” has the meaning set forth in Section 36 hereof.

“SOFR” means, for any day, a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website.

“SOFR Floor” has the meaning set forth in the Pricing Side Letter.

“Subsidiary” means with respect to any Person, at any time, any corporation, trust, partnership (including an exempted limited partnership), limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries; provided, however, no Property LLC or Owner shall be considered a Subsidiary of a Seller Party for purposes of this Repurchase Agreement.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Rate” means, for any Pricing Period, the one (1) month forward-looking term rate based on SOFR, as of the date two (2) Business Days prior to the applicable determination date, as announced and published by CME Group Benchmark Administration Limited (“CBA”) on the website of the CBA, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or in any widely circulated and publicly available source designated and approved by the Agent in the Agent’s sole discretion. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller Parties on and as of the first day of each Pricing Period.

“Termination Date” has the meaning set forth in the Pricing Side Letter.

“Third Party Transaction Parties” has the meaning set forth in Section 21 hereof.

“Total Share Value” means, with respect to each Mortgaged Property, an amount equal to the Acquisition Cost plus the aggregate Gain on Sale Amount for such Mortgaged Property.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from Seller to Buyers to enter into a Transaction, which shall be submitted electronically.

“Trust” means Pacaso TCB Trust, a Delaware statutory trust.

“Trust’s Agent” means Pacaso Inc., and its successors and assigns.

“Trust Agreement” means that certain Amended and Restated Trust Agreement, dated as of August 20, 2025, among the Seller, as depositor, Trust’s Agent, as trust’s agent, and Wilmington Savings Fund Society, FSB, as Trustee and trust certificate registrar, as may be amended, restated, supplemented or otherwise modified from time to time.

“Trust Certificate” means the certificate issued by the Trust evidencing 100% of the Trust Interests, including 100% of the beneficial interest in the Underlying Assets.

“Trust Expense Cap” means with respect to expenses and indemnities payable to Wilmington Savings Fund Society, FSB, in its individual capacity and in its capacity as Trustee and Custodian and the other indemnified Persons under the Trust Agreement, the Custodial Agreement and the other Repurchase Documents, in the aggregate, an amount equal to, (A) prior to the occurrence and continuation of an Event of Default, a $250,000 per calendar year, or (B) following the occurrence and continuation of an Event of Default, $750,000 per calendar year.

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“Trust Interests” means any and all of Seller’s interests, as the case may be, including units of trust interest designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code), in the Trust, including, without limitation, all its rights to participate in the operation or management of the Trust and all its rights to properties, assets, trust interests and distributions under the Trust Agreement in respect of such trust interests. “Trust Interests” also include (i) all accounts receivable arising out of the Trust Agreement; (ii) all general intangibles arising out of the Trust Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing, and any and all contractual rights of in, to and under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of the Trust.

“Trust Receipt” has the meaning assigned to such term in the Custodial Agreement.

“Trustee” means Wilmington Savings Fund Society, FSB, acting not in its individual capacity, but solely as owner trustee for the Trust, and any successors approved by Agent, such approval not to be unreasonably withheld.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Asset” means each Mortgage Loan owned by the Trust and subject to a Transaction, including allowed Refinanced Mortgage Loans.

“Underlying Asset Documents” means with respect to each Underlying Asset, the documents listed on Schedule 4 attached hereto and any other documentation entered into between Seller or any of its Affiliates and any Owner of a Property Interest.

“Underwriting Guidelines” means the underwriting guidelines of Qualified Originator used to originate and underwrite or acquire any Mortgage Loan in effect as of the applicable origination date except as otherwise expressly provided herein, together with any amendments thereto, approved by Agent (on behalf of Buyers); provided that any subsequent amendments thereto that are not ministerial amendments shall have been approved by Agent (on behalf of Buyers).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Repurchase Agreement relating to such perfection or effect of perfection or non-perfection.

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“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means as is specified in Section 13(f) hereof.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warehouse Facility” means a warehouse, repurchase, loan, or other financing facilities of options or mortgages, early purchase programs or as soon as pooled plus programs (including, without limitation, the facility provided by this Repurchase Agreement).

“Wiring Instructions” means the wiring instructions of each Buyer and Seller set forth on Schedule 3 hereof or as otherwise provided to the other party in writing, as applicable.

SECTION 3. INITIATION AND TERMINATION OF TRANSACTIONS

(a) Initiation.

(i) On the initial Purchase Date, Buyers shall purchase the Trust Certificate from Seller, to be held by Agent on behalf of the Buyers. From time to time during the Funding Period and, otherwise, in accordance with this Section 3, (A) Seller may request and, subject to the satisfaction of the conditions and terms herein, Buyers may fund additional Purchase Price Increases in connection with the acquisition of additional Eligible Underlying Assets by the Trust and (B) Seller may request and, subject to the satisfaction of the conditions and terms herein, Buyers may, in Buyers’ sole discretion, fund additional Purchase Price Increases in connection with a request to fund additional Purchase Price for a Purchased Asset or Underlying Asset that was not purchased at the full Asset Value on the original Purchase Date. The aggregate Purchase Price of all Purchased Assets and Underlying Assets shall not exceed the Maximum Aggregate Purchase Price. For the avoidance of doubt, each Purchase Price Increase, shall be allocated ratably to each Buyer in accordance with their respective Buyer Percentages as in effect before such increase.

(ii) Upon transfer of the Trust Certificate to Agent on behalf of the Buyers as set forth herein and until termination of such Transaction as set forth herein, ownership of the Trust Certificate (other than for tax and accounting purposes) is vested in the Agent, on behalf of the Buyers, and record title to each Underlying Asset shall be retained by Trust.

(iii) Seller shall request that Buyers enter into a Transaction by delivering (A) to Agent on behalf of Buyers, a Transaction Request, a Data Tape and Confirmation by 12:00 p.m. (New York, New York time) three (3) Business Days prior to the related Purchase Date, and (B) to Agent and Custodian a Mortgage Loan Schedule, in accordance with the Custodial Agreement.

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(iv) Upon the satisfaction of the applicable conditions precedent set forth in Section 4 hereof, all of Seller Parties’ interest in the Repurchase Assets shall pass to Buyers on the Purchase Date (other than for tax and accounting purposes), against the transfer of the Purchase Price pursuant to Seller’s Wiring Instructions. Upon transfer of the Purchased Assets to Buyers as set forth in this Section and until termination of any related Transactions as set forth in this Section 3 or Section 18 hereof, ownership of each of the Repurchase Assets (other than for tax and accounting purposes), including each document in the related Mortgage File and Records, is vested in Buyers.

(b) Repurchase Generally.

(i) The Repurchase Date for each Transaction shall not be later than the Termination Date.

(ii) Seller may repurchase any or all of the Purchased Assets on any date by remitting to Buyers the applicable Repurchase Price pursuant to Buyers’ Wiring Instructions.

(iii) On the Repurchase Date, termination of the related Transaction will be effected by the repurchase by Seller of any such Purchased Assets (and/or removal of the related Underlying Assets from the Trust) against the simultaneous transfer of the Repurchase Price to an account of Agent as described in this Section 3(b). Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Underlying Asset related to any Purchased Asset.

(iv) When an Underlying Asset supporting a portion of the Purchase Price of the Transaction related to the Trust Certificate is desired to be repurchased, Seller shall make payment to Agent on behalf of the Buyers in order to prepay the Repurchase Price (an “Optional Prepayment”) in an amount equal to the Repurchase Price on each date of such Underlying Assets that are desired to be repurchased (each, an “Optional Prepayment Date”). Such payment shall serve as a partial prepayment of the Repurchase Price in connection with the Transaction in respect of the Trust Certificate. Seller shall pay the Optional Prepayment, and cause the Trust to take (or cause the designee to take) physical possession of the Underlying Assets from Trust or its designee (including the Custodian) at Seller’s expense on the related Optional Prepayment Date and upon such Optional Prepayment, provided no Event of Default exists and no Potential Default or Event of Default would result from such repurchase, Agent’s security interest (on behalf of Buyers) will be deemed to be released. Any Optional Prepayment shall be applied on a pro rata basis and shall be applied ratably among the Buyers based on their respective Buyer Percentages.

(v) To the extent a Repurchase Event occurs with respect to a Purchased Asset or Underlying Asset, Seller shall, if not cured within fifteen (15) Business Days of the occurrence of such Repurchase Event, repurchase such Purchased Asset or Underlying Asset (and cause the removal of such Underlying Asset from the Trust), as applicable, in accordance with Section 3(b)(iv), upon expiration of such fifteen (15) Business Days period.

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(vi) With respect to any Underlying Asset, within one (1) Business Day of the sale of any Property Interests in the Property LLC that owns the related Mortgaged Property, Seller shall cause an amount equal to (a) 30% of (b) the net sale proceeds of such sale less any Gain on Sale Amount (such product of (a) and (b), the “Required Amortization Amount”) to be remitted Agent on behalf of Buyers to be applied to reduce the Repurchase Price attributable to such Underlying Asset.

(vii) With respect to any Underlying Asset and the related Property LLC that owns the related Mortgaged Property, at all times until at least 50% or more of the Property Interests in such Property LLC have been sold, Seller shall, within one (1) Business Day of any sale of Property Interests in such Property LLC, cause an amount equal to 70% of the related Gain on Sale Amount (such amount, the “Required Holdback Amount”) to be deposited to the Holdback Account and held therein until released by Buyer. Buyer shall release any amounts in the Holdback Account with respect to an Underlying Asset upon the earlier to occur of (x) the repurchase of the related Underlying Asset or (y) the sale of 50% or more of the Property Interests in the related Property LLC.

SECTION 4. CONDITIONS PRECEDENT TO TRANSACTIONS

(a) Conditions Precedent to Initial Transaction. Buyers’ agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Agent on behalf of Buyers has received from Seller Parties any fees and Expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Agent and Buyers and their counsel in form and substance:

(i) Repurchase Documents. The Repurchase Documents duly executed and delivered by the parties thereto.

(ii) Officer’s Certificate. An officer’s certificate of each Seller Party, in each case in form and substance acceptable to Agent in its sole discretion which shall include (A) certified copies of the organizational documents of each Seller Party, (B) corporate resolutions or written consents approving the Repurchase Documents and transactions thereunder and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Repurchase Documents, (C) a certified copy of a good standing certificate, or equivalent document, from the jurisdiction of organization of each Seller Party, dated no earlier than the date that is ten (10) Business Days prior to the Closing Date and (D) an incumbency certificate of the secretary or officer of each Seller Party, certifying the names, true signatures and titles of the representatives duly authorized to request Transactions and to execute the Repurchase Documents.

(iii) Opinion of Counsel. An opinion of each Seller Party’s counsel, as to such matters as Agent may request and in form and substance acceptable to Agent in its sole discretion, including, without limitation, with respect to (A) Agent’s (for the benefit of Buyers) lien on and perfected security interest in the Purchased Assets, Underlying Assets and Repurchase Assets, including, but not limited to, Buyer’s (for the benefit of Buyers) first priority lien on and perfected security interest in the Trust Certificate, Holdback Account and Mortgage Notes related to the Underlying Assets; (B) the non-contravention with applicable law or such Seller Party’s organizational documents, enforceability and corporate or trust opinions with respect to each Seller Party, including an opinion indicating that no Seller Party is required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that the Trust has been structured so as not to constitute, and is not, a “covered fund” under the Volcker Rule and is relying upon an exception or exemption from the registration requirements of the Investment Company Act other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act; (C) the non-contravention with applicable law or organizational documents, enforceability and corporate opinions with respect to Trustee and matters of Delaware law related to the Trust; and (D) a Bankruptcy Code opinion with respect to the matters outlined in Section 35 hereof.

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(iv) Security Interest. Evidence that all other actions necessary or, in the reasonable opinion of Agent, desirable to perfect and protect Buyers’ interest in the Purchased Assets, Underlying Assets, other Repurchase Assets have been taken, including ensuring that any Trust Interests are evidenced by the Trust Certificate and that the Trust Interests constitute and remain “securities” (as defined in Section 8-102 of the Uniform Commercial Code). Seller shall perform UCC searches and duly authorize Agent (on behalf of Buyers) to file Uniform Commercial Code financing statements on Form UCC-1(or financing statement amendments on Form UCC-3) with respect to each applicable Seller Party.

(v) Insurance. Evidence that Seller has added endorsements for theft of warehouse lender money and collateral, naming Agent as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy

(vi) Fees. Payment of any Advisory Fees, fees and other costs and Expenses due and payable to Agent or Buyers hereunder or under the Pricing Side Letter.

(vii) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines with all amendments related thereto as of the Effective Date.

(viii) Trust Certificate. The original of the Trust Certificate of the Trust, duly executed and issued in physical form, registered in the name of Agent shall have been delivered to Agent (on behalf of and for the benefit of Buyers).

(ix) Financial Statements. Agent shall have received (A) the financial statements of Guarantor referenced in Section 6(l) of the Guaranty and (B) the unaudited consolidated financial statements of Guarantor as of December 31, 2024.

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(x) Other Documents. Such other documents, instruments, agreements, or information as Agent may reasonably request, in form and substance reasonably acceptable to Agent.

(b) Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 4(b), Buyers may enter into a Transaction with Seller. Buyers’ entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Transaction Request; Confirmation. No more frequently than two (2) times per week (and eight (8) times per calendar month), in accordance with the timing set forth in Section 3(a)(iii), Seller may deliver to Agent a Transaction Request, a Data Tape, a Confirmation and Mortgage Loan Schedule with respect to all Underlying Assets subject to the requested Transaction.

a. Each Transaction Request delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 4(b) (other than Sections 4(b)(iv) (Due Diligence Review), 4(b)(xiv)(No Violation of Law) or 4(b)(xv)(No Material Adverse Change), which shall be determined by Agent and/or Buyers as applicable) have been satisfied (both as of the date of such notice or request and as of the applicable Purchase Date).

b. Each Confirmation shall include a Data Tape and a Mortgage Loan Schedule with respect to the Mortgage Loans related to such requested Transaction and shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Pricing Rate applicable to the Transaction, (D) the applicable Purchase Price Percentages, and (E) additional terms or conditions not inconsistent with this Repurchase Agreement.

c. The terms of each Confirmation shall be deemed confirmed by Agent’s disbursement of the related Purchase Price in connection with the related Confirmation, with respect to such Mortgage Loans. To the extent there are any additional terms or any terms that conflict with this Repurchase Agreement, such terms shall be confirmed in writing by Agent to Seller.

(ii) No Margin Deficiency. No Margin Deficiency shall exist following the proposed Transaction.

(iii) Mortgage Loan Documents. The Mortgage Loan Documents relating to the Mortgage Loan that are the subject of such proposed Transaction are documented on forms that have been approved by Agent prior to the related Purchase Date in its reasonable discretion.

(iv) Due Diligence Review. Without limiting the generality of Section 21 of this Repurchase Agreement, each Buyer has completed, to its satisfaction, its preliminary due diligence review of the Purchased Assets, related Underlying Assets, and each Seller Party.

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(v) Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Aggregate Purchase Price.

(vi) No Default. No Potential Default (unless expressly waived by Agent) or Event of Default has occurred and is continuing under the Repurchase Documents.

(vii) Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 14 of this Repurchase Agreement, by the Trust in the Pledge Agreement and the Guarantor in the Guaranty shall be true and correct on and as of such Purchase Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(viii) Delivery of Mortgage File. Seller has delivered, or has caused to be delivered, to Custodian the Mortgage File with respect to each Mortgage Loan subject to the requested Transaction in accordance with the timeframes set forth in the Custodial Agreement.

(ix) Delivery of Trust Receipt. Custodian has delivered to Agent on behalf of Buyers, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt, including the related Custodian Loan Transmission without exceptions (unless otherwise expressly waived by Agent) with respect to each Underlying Asset subject to the requested Transaction.

(x) Underwriting Guidelines. If any modifications have been made to the Underwriting Guidelines, a true and correct copy of the current Underwriting Guidelines with all amendments related thereto as of the related Purchase Date, which shall be approved by Agent.

(xi) Reserved.

(xii) Fees and Expenses. Agent and Buyers have received all fees (including any applicable Advisory Fees) and Expenses as contemplated by Sections 8 and 20, which amounts, at Agent’s option, may be withheld from the proceeds remitted by Buyers to Seller pursuant to any Transaction hereunder.

(xiii) Approval of Servicing Agreement. To the extent not previously delivered and approved, Agent shall have, in its sole discretion, approved each Servicing Agreement pursuant to which any Underlying Asset that is subject to the proposed Transaction is to be serviced or subserviced during the term of such Transaction.

(xiv) Servicer Notices. To the extent any Seller Party engages an unaffiliated Servicer to service or subservice, as applicable an Underlying Asset, Seller Parties shall (i) notify Agent; (ii) deliver a fully executed Servicing Agreement, in form and substance acceptable to Agent; and (iii) cause Servicer to enter into a Servicer Notice, in form and substance acceptable to Agent.

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(xv) No Violation of Law. If any Law (other than with respect to any amendment made to Agent or any Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) or any change in the interpretation or application of any Law thereof or compliance by Agent or any Buyer with any request or directive (whether or not having the force of law) from any central bank or other Official Body made subsequent to the date hereof shall result in Agent’s or any Buyer’s entering into any Transaction to be a violation of such Law.

(xvi) No Material Adverse Change. None of the following has occurred and/or be continuing:

(A) an event or events has occurred in the good faith determination of Agent resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities; or

(B) an event or events has occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events has occurred resulting in Buyers or any takeout investors not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(C) there has occurred a material adverse change in the financial condition of Buyers which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyers to fund its obligations under this Repurchase Agreement; or

(D) there has occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services.

(xvii) Compliance Certification. By delivering a Transaction Request, Seller shall be deemed to certify that each Underlying Asset, Trust Certificate and Trust Interests that are proposed to be subject to such Transaction are Eligible Assets.

(xviii) No Repurchase Event. No Repurchase Event shall exist immediately following the proposed Transaction.

(xix) Trust.

(A) Trust Sale Date. On or prior to the sale of the Trust Interests to Seller (the “Trust Sale Date”), all claims and liabilities related to the Trust will be released by any parties identified as holding such claims, including without limitation any current or prior lender or secured party in form and substance acceptable to Agent.

(B) Lien and Litigation Searches. On or prior to the Trust Sale Date only, the Agent will perform lien searches and litigation searches on the Trust, the results of which shall be satisfactory to Agent in its sole discretion.

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SECTION 5. SECURITY INTEREST; AGENT’S APPOINTMENT AS ATTORNEY- IN-FACT

(a) Security Interest; Grant by Seller. On each Purchase Date, Seller hereby sells, assigns and conveys all of Seller’s rights and interests in the Purchased Assets related to the Underlying Assets identified on the related Data Tape and the Repurchase Assets related thereto. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than as set forth in Section 25 for U.S. tax and accounting purposes), in the event any such Transactions are deemed to be loans, and in any event Seller hereby pledges to Agent for the benefit of Buyers as security for the performance by Seller of the Repurchase Obligations and hereby grants, assigns and pledges to Agent for the benefit of Buyers a fully perfected first priority security interest in each of the following to the full extent of Seller’s interest therein:

(i) the Purchased Assets;

(ii) any Servicing Rights relating to any Purchased Asset;

(iii) the Records related to the Purchased Assets;

(iv) any Property relating to any Purchased Asset and any of Seller’s rights to the related Mortgaged Property;

(v) the Repurchase Documents (to the extent such Repurchase Documents and Seller’s right thereunder relate to the Purchased Assets);

(vi) all insurance policies to the extent assignable, and all Insurance Proceeds relating to any Purchased Asset, Underlying Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance;

(vii) any Income relating to any Purchased Asset and any Underlying Asset;

(viii) the Collection Account and all amounts held therein;

(ix) the Holdback Account and all amounts held therein;

(x) any residual interests the Seller may be deemed to have in any Underlying Asset;

(xi) the Hedge Agreements relating to any Purchased Asset or Underlying Asset (if any);

(xii) solely to the extent assignable, any other contract rights, accounts (including any interest of Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Asset;

(xiii) accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software) in each case related to the Purchased Assets; and

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(xiv) together with all accessions and additions thereto, substitutions and replacements therefor, and all products and proceeds of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Repurchase Assets,”).

(b) Servicing Rights. Each Seller Party acknowledges that it has no rights to service the Purchased Assets or Underlying Assets, but only has rights as a party to the Servicing Agreement. Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Agent (on behalf of Buyers) a security interest in the Servicing Rights and proceeds related thereto and, in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Repurchase Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(c) Financing Statements. Seller hereby authorizes Agent to file such financing statement or statements relating to the Repurchase Assets, Servicing Rights and Underlying Assets as Agent, at its option, may deem reasonably appropriate, including any financing statement or statements against the Trust. Seller shall pay the searching and filing costs for any financing statement or statements prepared or searched pursuant to this Repurchase Agreement.

(d) Agent’s Appointment as Attorney in Fact. Each Seller Party (other than Guarantor) agrees to execute a Power of Attorney for the benefit of the Agent in the form of Exhibit A hereto (a “Power of Attorney”), to be delivered on the date hereof. Each such Power of Attorney shall remain effective at all times until the Repurchase Obligations are satisfied in full and this Repurchase Agreement is terminated; provided, however that Agent hereby agrees to exercise its rights thereunder only upon Agent’s good faith determination that an Event of Default has occurred and is continuing.

SECTION 6. MARGIN DEFICIENCY

(a) If at any time the aggregate Asset Value of all Underlying Assets subject to a Transaction is less than the aggregate outstanding Purchase Price for such Underlying Assets (a “Margin Deficiency”), and such Margin Deficiency is greater than $250,000, Buyers or Agent (on behalf of Buyers) may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Agent or its designee (on behalf of Buyers) cash or transfer additional Eligible Underlying Assets to the Trust in accordance with the requirements set forth in Section 3 hereof, in each case in the amount of the Margin Deficiency. In the event that Seller transfers cash to Agent to cure a Margin Deficiency, such amount shall be applied by Agent to reduce the outstanding Purchase Price.

(b) A Margin Call may be given by any written means on a Business Day. Any Margin Call received by Seller before 10:00 a.m. (New York, New York time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York, New York time) on such Business Day; notice given after 10:00 a.m. (New York, New York time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York, New York time) on the following Business Day. The failure of Buyers or Agent (on behalf of Buyers), on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Repurchase Agreement is subject or limit the right of Buyers or Agent to do so at a later date. Seller Parties, Agent and Buyers each agree that a failure or delay by Buyers or Agent to exercise its rights hereunder shall not limit or waive Buyers’ or Agent’s rights under this Repurchase Agreement or otherwise existing by law or in any way create additional rights for Seller Parties.

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SECTION 7. SERVICING

(a) Accepted Servicing Practices. Seller, on Buyers’ behalf, shall (or shall cause the Trust to) contract with a Servicer to service the Underlying Assets consistent with the degree of skill and care that Seller Parties customarily require with respect to similar Mortgage Loans owned or serviced by it and in accordance with Accepted Servicing Practices. Seller shall, and shall require Servicer to, (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Agent or Buyers in any Underlying Asset or any payment thereunder. Buyers may terminate the servicing of any Underlying Asset with the then existing Servicer in accordance with Section 7(f) hereof.

(b) Escrow Payments. Seller shall (i) cause Servicer to be contractually obligated under the Servicing Agreement to hold all escrow funds, if any, collected with respect to any Underlying Assets in trust accounts and to apply the same for the purposes for which such funds were collected, and (ii) enforce such obligations against the Servicer. Seller shall not and shall ensure that no Seller Party or Person other than Servicer holds any escrow funds related to any Underlying Assets at any time.

(c) Remittances. Seller shall instruct each Servicer to deposit all Income received by such Servicer on the Underlying Assets in the Collection Account within two (2) Business Days of receipt thereof.

(d) Servicer Notices. Prior to any Servicer servicing any Underlying Asset subject to a Transaction hereunder, Seller shall (or shall cause Trust to) provide to Agent a Servicer Notice, addressed to and agreed to by such Servicer, advising such Servicer of such matters as Buyers or Agent may reasonably request, including, without limitation, recognition by such Servicer of Buyers’ interest in such Underlying Assets and such Servicer’s agreement that upon receipt of notice of an Event of Default from Agent or Buyers, it will follow the instructions of Agent or Buyers with respect to the Underlying Assets and any related Income with respect thereto.

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(e) Notification. If a Seller Party should discover that, for any reason whatsoever, such Seller Party or any entity responsible to a Seller Party for servicing any such Purchased Asset or Underlying Asset has failed to perform any Seller Party’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Asset and Underlying Assets in any material respects, such Seller Party shall promptly notify Agent.

(f) Servicer Direction upon an Event of Default. Subject to clause (g) of this Section 7, upon the occurrence of an Event of Default that is continuing hereunder or a Servicer Termination Event, Agent (on behalf of Buyers) shall have the right to immediately terminate Servicer’s right to service the Underlying Assets without payment of any penalty or termination fee as set forth in the Servicing Agreement (other than, for the avoidance of doubt, payment of accrued and unpaid servicing fees and advances due to Servicer) and the related Servicer Notice. Seller Parties and Servicer shall cooperate in transferring the servicing or subservicing, as applicable, of the Underlying Assets to a (i) in connection with any transfer occurring during the existence of an Event of Default, a successor servicer or subservicer, as applicable, appointed by Agent on behalf of Buyers in its sole discretion (subject to approval of each Buyer) and (ii) at any other time, a successor servicer or subservicer, as applicable, appointed by the Seller and reasonably acceptable to the Agent in its permitted discretion. For the avoidance of doubt, any termination of Servicer’s rights to service or subservice, as applicable, by Agent as a result of an Event of Default that is continuing shall be deemed part of an exercise of Agent or Buyers’ rights to cause the liquidation, termination or acceleration of this Repurchase Agreement.

(g) Servicing Released. For the avoidance of doubt, no Seller Party retains economic rights to the servicing of the Underlying Assets; provided that the Seller Parties shall instruct Servicer to continue to service the Underlying Assets hereunder as part of the Repurchase Obligations hereunder.

SECTION 8. PAYMENT; TRANSFER

(a) Payments and Transfers of Funds. Unless otherwise mutually agreed in writing, all transfers of funds to be made by a Seller Party hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Agent for the benefit of Buyers pursuant to the applicable Wiring Instructions, on the date on which such payment shall become due.

(b) Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets, including the Trust Interests in the Servicing Rights related to the Underlying Assets, shall be transferred to Buyers or their respective designees against the simultaneous transfer of the Purchase Price pursuant to Seller’s Wiring Instructions. With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyers or their respective designees without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of Seller in and to the Purchased Assets, including the Trust Interests in the Servicing Rights related to the Underlying Assets, together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

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(c) Fees. Seller shall pay in immediately available funds to Agent on behalf of Buyers, on its behalf and on behalf of its Affiliates, all fees, including without limitation, the Advisory Fees as and when required under the Repurchase Documents.

SECTION 9. PRICE DIFFERENTIAL

(a) Price Differential Accrual. The Pricing Rate shall be reset on the first day of each Pricing Period and, unless otherwise agreed, the accrued and unpaid Price Differential for the preceding Pricing Period shall be settled in cash on each related Payment Date. On the date that is two (2) Business Days prior to each Payment Date, Agent shall deliver to Seller written or electronic notice of the amount of the Price Differential due on the related Payment Date. On the Payment Date, Seller shall pay to Agent (on behalf of Buyers) the Price Differential for the benefit of Buyers for such Payment Date (along with any other amounts then due and owing pursuant to Sections 8 and 20 hereof and the Advisory Side Letter), as set forth in Section 10(c).

(b) Post-Default Rate. If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York, New York time) on the related Payment Date, with respect to any Purchased Asset or Underlying Asset, Seller shall be obligated to pay to Agent on behalf of Buyers (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post-Default Rate beginning on the day following the date of such failure until the Price Differential is received in full by Agent.

(c) Conforming Changes Relating to Term SOFR Rate. With respect to the Term SOFR Rate, Agent (on behalf of Buyers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Repurchase Agreement or any other Repurchase Document.

SECTION 10. INCOME PAYMENTS

(a) Income. If Income is paid in respect of any Purchased Asset or Underlying Asset during the term of a Transaction, such Income shall be held in trust for the Buyers and shall constitute the property of the Buyers except for tax purposes as to which it shall be treated as income and property of the applicable Seller Party.

(b) Collection Account; Deposit.

(i) Concurrently with the execution of this Repurchase Agreement, Agent shall establish and maintain the Collection Account in the name of Agent (on behalf of Buyers) at the Account Bank.

(ii) The Collection Account shall be under the sole dominion and control of Agent, and Seller agrees that it shall have no right or authority to withdraw or otherwise give any directions with respect to such account or the disposition of any funds held in any such account; provided that Seller Parties shall and shall instruct each Servicer to hold for the benefit of, and in trust for, Buyers, all Income, including, without limitation, all Income received by or on behalf of any Seller Party with respect to the Purchased Asset and/or the related Underlying Assets, and Seller shall deposit, and shall cause each other Seller Party (or any of their Affiliates, as applicable) and each Servicer to deposit, within two (2) Business Days of receipt thereof, all Income received by any Seller Party (or any such Affiliate) or such Servicer, as applicable, into the Collection Account. To the extent that a Seller Party or any Affiliate is otherwise holding any Income related to the Purchased Asset and/or the related Underlying Assets, such Seller Party shall, or Seller shall cause such Seller Party or such Affiliate to, deposit such Income within two (2) Business Days of receipt into the Collection Account.

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(c) Priority of Payment.

(i) Agent (on behalf of the Buyers) shall cause funds deposited in the Collection Account to be applied, without duplication, by the Account Bank on each Payment Date prior to the occurrence of an Event of Default as follows:

(A) first, pro rata, to the Trustee and the Custodian on account of accrued and unpaid fees, Expenses and indemnities due and payable to the Trustee and the Custodian under the Repurchase Documents, as applicable, to the extent not paid by any Seller Party, provided that any amounts remitted in the aggregate under this clause (i)(A) in any one calendar year shall not exceed the Trust Expense Cap;

(B) second, to Agent on account of accrued and unpaid fees, Expenses and indemnities due and payable to Agent under the Repurchase Documents;

(C) third, pro rata, to each Buyer based on its respective Buyer Percentage, an amount equal to the Price Differential which has accrued and is outstanding as of the Payment Date;

(D) fourth, pro rata, to each Buyer based on its respective Buyer Percentage, on its behalf and on behalf of its Affiliates, on account of unpaid fees (including any Advisory Fees), Expenses, indemnity amounts, amounts due to each Buyer in connection with any Optional Prepayment, amounts due to each Buyer in connection with a Repurchase Event and any other amounts due from a Seller Party under this Repurchase Agreement or any other Repurchase Document;

(E) fifth, at the direction of the Agent on behalf of the Buyers, to remove any related Margin Deficiency;

(F) sixth, pro rata, to any remaining unpaid fees, Expenses and indemnities not paid pursuant to clause (i)(A) above due to the application of the Trust Expense Cap, to the Trustee and Custodian, without regard to the Trust Expense Cap; and

(G) seventh, all remaining amounts (if any), to the Seller.

(ii) Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds in the Collection Account shall be withdrawn and applied as determined by Agent on behalf of the Buyers, following first, the payment of any fees, Expenses, and indemnities payable to the Trustee and the Custodian as limited by the Trust Expense Cap, second, the payment of any fees, Expenses, and indemnities payable to the Agent under the Repurchase Documents, third, to satisfy all Repurchase Obligations (applied, with respect to amounts owed to each Buyer, pari passu and ratably to each Buyer in accordance with its respective Buyer Percentage), fourth, to pay any remaining fees, Expenses and indemnities payable to the Trustee and Custodian, as applicable, without regard to the Trust Expense Cap, and fifth, any remainder, to go to the Seller.

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SECTION 11. INCREASED COSTS; ILLEGALITY

(a) Increased Costs.

(i) If any Law (other than with respect to any amendment made to Buyers’ or Agent’s certificate of incorporation and bylaws or other organizational or governing documents) including those regarding capital adequacy, or any change in the interpretation or application of any Law thereof or compliance by Buyers with any request or directive (whether or not having the force of law) from any central bank or other Official Body made subsequent to the date hereof:

(A) shall subject Buyers and Agent (or any Buyer or the Agent, as the case may be) to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyers or Agent (or any Buyer or the Agent, as the case may be); or

(C) shall impose on Buyers and the Agent (or any Buyer or the Agent, as the case may be) any other condition;

and the result of any of the foregoing is to increase the cost to Buyers and the Agent (or any Buyer or the Agent, as the case may be), by an amount which Buyers and the Agent (or any Buyer or the Agent, as the case may be) deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or has the effect of reducing Buyers’ and the Agent’s (or any Buyer’s or the Agent’s, as the case may be) rate of return then, in any such case, Seller shall promptly pay Buyers and the Agent (or any Buyer or the Agent, as the case may be) such additional amount or amounts as calculated by Buyers and the Agent (or any Buyer or the Agent, as the case may be) in good faith as will compensate Buyers and the Agent (or any Buyer or the Agent, as the case may be) for such increased costs or reduced amount receivable.

(ii) If Buyers and the Agent (or any Buyer or the Agent, as the case may be) has determined in good faith that the adoption of or any change in any Law (other than with respect to any amendment made to Buyers’ or Agent’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyers and the Agent (or any Buyer or the Agent, as the case may be) or any corporation controlling Buyers and the Agent (or any Buyer or the Agent, as the case may be) with any request or directive regarding capital adequacy (whether or not having the force of law) from any Official Body made subsequent to the date hereof has the effect of reducing the rate of return on any Buyer’s or Agent’s, as applicable, or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyers and the Agent (or any Buyer or the Agent, as the case may be) or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or Agent’s, as applicable, or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyers and the Agent (or any Buyer or the Agent, as the case may be) to be material, then from time to time, Seller shall promptly pay to Buyers and the Agent (or any Buyer or the Agent, as the case may be) such additional amount or amounts as will compensate Buyers and the Agent (or the Buyers or the Agent, as the case may be) for such reduction.

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(iii) If Buyers and the Agent (or any Buyer or the Agent, as the case may be) becomes entitled to claim any additional amounts pursuant to this Section 11, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 11 submitted by Buyers or Agent to Seller shall be conclusive in the absence of manifest error.

(b) Illegality. If at any time any Buyer or Agent shall have determined in good faith, or any Official Body shall have asserted, that the making, maintenance or funding of any Transaction, or the determination or charging of interest rates based on the Term SOFR Rate, has been made impracticable or unlawful by compliance by such Buyer or Agent with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then Seller shall remit the Repurchase Price to Buyers in respect of such Transaction.

(c) If any of the events described in Section 11(a) or Section 12 occur, Seller shall have the right to notify the Agent in writing of its intent to terminate this Repurchase Agreement and all of the Transactions by repurchasing all of the Purchased Assets and paying all other outstanding Repurchase Obligations within five (5) Business Days of such written notice. Any such termination shall not relieve Seller of its liability for any additional amounts or increased costs actually incurred by Buyers pursuant to Section 11(a) or Section 12 hereof prior to such termination.

SECTION 12. BENCHMARK REPLACEMENT SETTINGS

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, upon the occurrence of a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Repurchase Document in respect of any Benchmark setting at or after 5:00 p.m. (New York, New York time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Agent without any amendment to, or further action or consent of any other party to, this Repurchase Agreement or any other Repurchase Document.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Buyers (or the Agent on behalf of the Buyers) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Repurchase Agreement or any other Repurchase Document.

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(c) Notices; Standards for Decisions and Determinations. Buyers (or the Agent on behalf of the Buyers) will promptly notify Seller of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Buyers (or the Agent on behalf of the Buyers) will notify Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 12(d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Buyers (or the Agent on behalf of the Buyers) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Repurchase Agreement or any other Repurchase Document except, in each case, as expressly required pursuant to this Section.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Repurchase Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent (on behalf of Buyers) in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent (on behalf of Buyers) may modify the definition of “Pricing Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement) or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent (on behalf of Buyers) may modify the definition of “Pricing Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Agent (on behalf of Buyers) may revoke any pending request for a Transaction bearing interest based on the Term SOFR Rate during any Benchmark Unavailability Period.

SECTION 13. TAXES.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Seller Party under any Repurchase Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then such Seller Party shall make (or cause to be made) deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Seller Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Seller Parties. The Seller Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, in each case, without duplication, any Other Taxes.

(c) Indemnification by the Seller Parties. The Seller Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Seller Parties by Buyers (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Buyers, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Seller Party to an Official Body pursuant to this Section 13, such Seller Party shall deliver to Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Buyers.

(i) Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document shall deliver to the Seller Parties, at the time or times reasonably requested by the Seller Parties, such properly completed and executed documentation reasonably requested by the Seller Parties as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller Parties or a Buyer, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Seller Parties as will enable the Seller Parties or such Buyer to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 13(e)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in such Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.

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(ii) Without limiting the generality of the foregoing, in the event that a Seller Party is a U.S. Person:

(1) any Buyer that is a U.S. Person shall deliver to the Seller Parties on or prior to the date on which such Buyer becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of a Seller Party), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(2) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller Parties (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of a Seller Party), whichever of the following is applicable:

(I) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Buyer is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Seller Party within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to a Seller Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

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(IV) to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(3) any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to the Seller Parties (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a Buyer under this Repurchase Agreement (and from time to time thereafter upon the reasonable request of the Seller Parties), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Seller Parties to determine the withholding or deduction required to be made; and

(4) if a payment made to a Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller Parties at the time or times prescribed by Law and at such time or times reasonably requested by the Seller Parties such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller Parties as may be necessary for the Seller Parties to comply with their obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Repurchase Agreement.

Each Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller Parties in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13 (including by the payment of additional amounts pursuant to this Section 13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 13 (f) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 13(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 13(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(g) Survival. Each party’s obligations under this Section 13 shall survive any assignment of rights by Buyers and the repayment, satisfaction or discharge of all Repurchase Obligations.

(h) Agent shall deliver to the Seller Parties on or prior to the date on which it becomes the Agent under this Repurchase Agreement two (2) duly completed copies of IRS Form W-9.

SECTION 14. REPRESENTATIONS

Seller represents and warrants to Agent and Buyers that as of the Purchase Date for any Purchased Assets, as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents are in full force and effect and/or any Transaction hereunder is outstanding:

(a) Acting as Principal. Seller will engage in such Transactions as principal.

(b) No Broker. No Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or Underlying Assets pursuant to this Repurchase Agreement; provided, that if any Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Repurchase Agreement, such commission or compensation shall have been paid, or will be paid substantially concurrently with such sale, in full by such Seller Party, as applicable.

(c) No Reliance. Each Seller Party has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Agent or Buyers as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

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(d) Organization, Etc. Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth in Section 14(m) below. Each Seller Party (i) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (ii) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (iii) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Approvals. The execution and delivery of, and the performance by each Seller Party of its obligations under, the Repurchase Documents to which it is a party (i) are within such Seller Party’s powers, (ii) have been duly authorized by all requisite action, (iii) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Official Body, or its organizational documents, (iv) do not violate any indenture, agreement, document or instrument to which such Seller Party is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (v) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of such Seller Party pursuant to, any such indenture, agreement, document or instrument. No Seller Party is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Official Body in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party, except as such has previously been obtained.

(f) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by each Seller Party in connection herewith are legal, valid and binding obligations of such Seller Party and are enforceable against such Seller Party in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally and (ii) general principles of equity.

(g) No Adverse Selection. Seller Parties have used their commercially reasonable best efforts not to select the Underlying Assets or Purchased Assets in such a manner that would be likely to adversely affect Agent’s or any Buyer’s interests.

(h) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of such Seller Party in accordance with GAAP) of such Seller Party and Seller Party is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Each Seller Party does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller Party is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

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(i) [Reserved].

(j) Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party to Agent or Buyers in connection with the negotiation, preparation or delivery of this Repurchase Agreement or performance hereof and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no material fact, or omission of a material fact which is necessary to make any statement of facts not misleading in light of the circumstances in which they were made, known to any Seller Party, in respect of a Seller Party or the Purchased Assets that has not been disclosed herein, in the other Repurchase Documents, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Agent or Buyers, in each case for use in connection with the Transactions contemplated hereby or thereby.

(k) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting any Seller Party before any Official Body which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) has resulted in a judgment in an amount greater than the applicable Judgment/Litigation Threshold, or (iii) individually or in the aggregate, could be reasonably likely to cause a Material Adverse Effect.

(l) Purchased Assets.

(i) Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyers, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyers hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Purchased Assets to Buyers or to create in favor of Agent for the benefit of Buyers a valid first priority security interest in all right, title and interest of Seller Parties in, to and under such Purchased Assets.

(m) Proper Names; Principal Place of Business/Jurisdiction of Organization. Seller does not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Seller to Agent. Seller is a Delaware limited liability company and its organizational identification number is 10075004. On the Closing Date, Seller’s principal place of business is located at 18 E. 4th Street, Suite 902, Cincinnati, Ohio 45202.

(n) Location of Books and Records. The location where each Seller Party keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Repurchase Assets is its principal place of business.

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(o) Ability to Perform. No Seller Party has admitted in writing to its inability to, or its intention not to, perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

(p) No Event of Default. No Event of Default has occurred and is continuing.

(q) [Reserved].

(r) Margin Stock. None of the Seller Parties or any Subsidiaries of the Seller engages or intends to engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T and X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Transaction has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Seller Parties or any Subsidiaries of the Seller holds or intends to hold margin stock.

(s) Investment Company. No Seller Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act. No Seller Party is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness. Trust (i) has been structured so as not to constitute a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”) and is relying upon an exception or exemption from the registration requirements of the Investment Company Act other than the exemption provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(t) ERISA Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur and (b) neither Seller Parties nor any member of the ERISA Group has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

(u) Taxes.

(i) Each Seller Party has timely filed (or caused to be filed) all income, franchise and other Tax returns that are required to be filed by them and have timely paid all income Taxes and other Taxes due and payable by them or imposed with respect to any of their property or income and all other material fees and other charges imposed on them or any of their property by any Official Body, except for any such Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(ii) There are no Liens for Taxes with respect to any assets of any Seller Party, and no claim is being asserted with respect to Taxes of any Seller Party, except for statutory Liens for Taxes not yet due and payable or for Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and, in each case, with respect to which adequate reserves have been provided in accordance with GAAP.

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(v) No Prohibited Person. Seller confirms as a condition of this Repurchase Agreement and warrants to Agent and each Buyer that it will, and each Seller Party and Affiliates that directly or indirectly own or control a Seller Party shall, abide by all applicable economic sanctions laws and trade restrictions, including as set forth by the United States (collectively “Sanctions”). In particular, Seller represents and warrants that neither it, nor any Seller Party or any of such Affiliates, officers, directors, partners, or members (i) is an entity or other person that: (a) appears on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (b) is located in, operating in, organized in, a national of or ordinarily resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Jurisdiction”); (c) is otherwise the target of any Sanctions, including but not limited to U.S. Executive Order 14024 issued on April 15, 2021, U.S. Executive Order 13662 issued on March 20, 2014, and any directives or designations issued pursuant thereto; or (d) is directly or indirectly owned 50% or more in the aggregate, or controlled by or acting for or on behalf of entities or other persons described in clauses (a) through (c), above (any and all entities or other persons described in clauses (a) through (d) above are “Prohibited Persons”); (ii) engaged or engages in any dealings or transactions with or involving any Prohibited Persons or Sanctioned Jurisdiction in violation of Sanctions; and (iii) otherwise engaged or engages in any dealings or transactions in violation of Sanctions. Neither Seller nor any Seller Party nor any of its Affiliates that directly or indirectly own or control a Seller Party, officers, directors, partners, or members shall be included on the SDN List.

(w) Plan Assets. None of the assets of any Seller Party constitutes “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any Plan.

(x) Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent or Buyers on or prior to the date of this Repurchase Agreement, as updated from time to time in accordance with this Repurchase Agreement, is accurate, complete and correct to the best of each Seller Party’s knowledge as of the date hereof and as of the date any such update is delivered. The Seller Parties acknowledge and agree that the Certificate of Beneficial Ownership is one of the Repurchase Documents.

(y) Purchased Assets and Underlying Assets. Each Seller Party represents and warrants to Agent and Buyers as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedules 1-A and 1-B hereto are true and correct (which shall be considered solely for the purpose of determining the Asset Value, the existence of a Repurchase Event and the obligation to repurchase such Purchased Asset or Underlying Asset, unless (a) such party shall have made any such representations and warranties with knowledge that they were false or misleading at the time made, or (b) any such representations and warranties have been determined by Agent in its good faith discretion to be false or misleading on a regular basis).

(z) Acquisition of Underlying Assets. The Trust has issued the Trust Certificate evidencing the Trust Interests of the Trust pursuant to the terms of the Trust Agreement to Agent (on behalf of Buyers), as instructed by Seller in connection with the Initial Transaction. The issuance of Trust Interests by Trust was not for or on account of an antecedent debt owed by Trust to Seller and is not voidable or subject to avoidance under the Bankruptcy Code.

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SECTION 15. COVENANTS

Seller covenants to Agent and Buyers that as of the Purchase Date for any Purchased Asset, as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents are in full force and effect and/or any Transaction thereunder is outstanding, as follows (and, as applicable, shall cause the Trust to comply with the following covenants):

(a) Preservation of Existence; Compliance with Law. Each Seller Party shall (i) preserve and maintain its legal existence and all of its rights, privileges and franchises necessary for the operation of its business; (ii) comply in all material respects with any applicable Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Official Body (including, without limitation, all Environmental Laws); (iii) maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations in either case in accordance with the Repurchase Documents, and shall conduct its business in all material respects in accordance with any applicable Law; and (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b) Organization. Seller Party shall not (i) cause or permit any change to be made in its name, organizational identification number, identity or form of legal entity, each as described in Section 14(m) or (ii) change its jurisdiction of organization, unless it has provided Agent with thirty (30) days’ prior written notice of such change and has first taken all action reasonably required by Agent for the purpose of perfecting or protecting the lien and security interest of Agent for the benefit of Buyers established hereunder.

(c) Illegal Activities. Seller Party shall not engage in any conduct or activity that could be reasonably likely to subject its assets to forfeiture or seizure.

(d) Material Change in Business. Each Seller Party (other than Guarantor) shall not make any material change in the nature of its business that would expand the scope of such Seller Party’s business beyond the acquisition, holding, marketing and sale of vacation properties and/or fractional ownership interests therein and activities incidental thereto. Guarantor shall maintain as its primary source of business the acquisition, holding, marketing and sale of vacation properties and/or fractional ownership interests therein and activities incidental thereto.

(e) Further Assurances. Each Seller Party shall execute and deliver to Agent all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Law, or that Agent or Buyers may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.

(f) True and Correct Information. All information, reports, exhibits, schedules, Financial Statements (if any) or certificates of each Seller Party or any of its Affiliates or any of their officers furnished to Agent or Buyers hereunder and during Agent’s or Buyers’ diligence of such Seller Party will be true and correct in all material respects, and will not omit to disclose any facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements (if any), information and reports delivered by each Seller Party to Agent or Buyers pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP (to the extent required under Section 4(a)(ix)), or as applicable, to SEC filings, the appropriate SEC accounting requirements.

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(g) [Reserved].

(h) Taxes. Seller Party and its Subsidiaries shall timely file all income, franchise and other Tax returns that are required to be filed by them and shall timely pay all Taxes due and payable by them or imposed with respect to any of their property and all other fees and other charges imposed on them or any of their property by any Official Body, except for any such Taxes for which timely extensions have been filed or for which the amount or validity of which is currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(i) Insurance. Seller shall maintain Fidelity Insurance and errors and omissions insurance in respect of its officers, employees and agents in such amounts acceptable to Agent, which shall include a provision that such policies cannot be terminated or materially and adversely modified without at least thirty (30) days’ prior notice to Agent. Seller shall notify Agent of any material change in the terms of any such insurance. Seller shall maintain endorsements for theft of warehouse lender money and collateral, naming Agent (of behalf of the Buyers) as a loss payee under its Fidelity Insurance and as a direct loss payee/right of action under its errors and omissions insurance policy.

(j) Holdback Account. On or prior to the date hereof, Seller shall establish the Holdback Account at the Account Bank and shall cause all Required Holdback Amounts to be deposited and held therein until released by Buyer in accordance with Section 3(b)(vii).

(k) Servicer Approval. No Seller Party shall cause any Underlying Asset to be serviced by any servicer other than a servicer expressly approved in writing by Agent, which approval shall be deemed granted by Agent with respect to the Servicer with the execution of this Repurchase Agreement.

(l) Books and Records. Each Seller Party shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(m) Quality Control. Seller Parties shall maintain the internal quality control program (i) with respect to the Mortgage Loans as disclosed by Agent as in effect on the Closing Date, (ii) that evaluates and monitors, on a regular basis, the overall quality of its or its third party servicers’ servicing activities, as applicable, (iii) that ensures that the Underlying Assets are serviced in accordance with Accepted Servicing Practices, (iv) that guards against dishonest, fraudulent, or negligent acts and (v) that guards against errors and omissions by officers, employees, or other authorized persons.

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(n) Limitation on Dividends and Distributions. If a Potential Default or an Event of Default has occurred and is continuing, no Seller Party shall pay any dividends with respect to any Capital Stock in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller Party.

(o) No Indebtedness. Seller shall not incur any Indebtedness (other than as contemplated by this Repurchase Agreement) or enter into any other Warehouse Facility without the prior written consent of Agent and each Buyer.

(p) Disposition of Assets; Liens. No Seller Party shall knowingly create, incur, assume or knowingly suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall any Seller Party cause any of the Purchased Assets or Underlying Assets to be sold, pledged, assigned or transferred except as permitted hereunder.

(q) Transactions with Affiliates. Neither Seller nor Trust shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) in connection with this Repurchase Agreement or not otherwise prohibited in this Repurchase Agreement, (ii) in the ordinary course of Seller’s or Trust’s business and (iii) upon fair and reasonable terms no less favorable to Seller or Trust, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(r) Underwriting Guidelines. Each Underlying Asset was underwritten in accordance with the Underwriting Guidelines approved by Agent as of the related origination date, including any compensating factors set forth in such Underwriting Guidelines.

(s) Property Interests. With respect to any Underlying Asset, Seller shall cause any Property Interests owned by Seller or any of its affiliates to be sold to a third party within six (6) months of the occurrence of an Event of Default. The right of Agent to enforce the covenant set forth in this Section 15(s) (i) may be assigned by Agent to any takeout investor in connection with the sale of such Underlying Asset, and (ii) shall survive termination of the Repurchase Documents and payment of the obligations hereunder.

(t) Underlying Asset Documents. Seller shall notify Agent of any material changes to the forms of Underlying Asset Documents and Agent shall approve such changes prior to any Underlying Asset becoming subject to a Transaction.

(u) Certificate of Beneficial Ownership and Other Additional Information. Seller Parties or an Affiliate of Seller Parties shall provide to Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent from time to time for purposes of compliance by Agent and Buyers with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent and Buyers to comply therewith.

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(v) [Reserved].

(w) Material Modifications. Seller Parties shall not make (or cause or otherwise permit to be made) any Material Modifications with respect to any Underlying Asset without the prior written consent of Agent, which consent shall be in Agent’s sole and absolute discretion unless such modification, amendment or waiver is required by applicable law or governmental authority, in which case such written consent shall not be unreasonably withheld.

(x) SPE Covenant Separateness. Seller and the Trust shall each (i) own no assets, and not engage in any business, other than the assets and transactions specifically contemplated by this Repurchase Agreement; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (iii) not make any loans or advances to any third party, and not acquire obligations or securities of its Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Agent; (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (viii) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other; (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (x) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (xi) not commingle its funds or other assets with those of any Affiliate or any other Person; (xii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (xiii) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (xiv) not (x) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller or the Trust, as applicable; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller or the Trust, as applicable, (y) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller, the Trust or a substantial portion of their respective properties; or (z) make any assignment for the benefit of Seller’s or the Trust’s creditors without the prior written consent of the Agent, and in the case of each of clause (x), (y), and (z), with respect to the Trust, without the prior written consent of the trustee of the Trust.

(y) Trust Interests as Securities. The parties acknowledge and agree that the Trust Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code. Each Seller Party covenants and agrees that the Trust Interests (i) are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Each Seller Party shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all Trust Interests to Agent for the benefit of Buyers. No Seller Party shall issue any new classes under the existing Trust Certificate that is subject to Transactions hereunder without Agent’s prior written consent on behalf of Buyers (and subject to approval of each Buyer).

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SECTION 16. REPORTING

(a) [Reserved].

(b) Notice of Proceedings or Adverse Change. To the extent not prohibited by any Official Body, applicable law or any applicable confidentiality agreement or duty of confidentiality, Seller shall give notice to Agent and Buyers or cause notice to be given to Agent and Buyers:

(i) promptly (and in no event later than two (2) Business Days) after an Authorized Officer of any Seller Party has any knowledge of the occurrence of any Event of Default;

(ii) promptly (and in no event later than five (5) Business Days) after an Authorized Officer of any Seller Party has any knowledge of:

(A) the occurrence of any Potential Default;

(B) any (1) default or event of default under any Indebtedness of any Seller Party or (2) investigation or regulatory action that is pending or threatened in writing by or against any Seller Party in any federal or state court or before any Official Body or (3) any Material Adverse Effect;

(C) any litigation or proceeding that is pending or threatened in writing (1) against any Seller Party in which the amount involved exceeds the applicable Judgment/Litigation Threshold, or which would reasonably be expected to have a Material Adverse Effect, or (2) in connection with any of the Repurchase Assets, which would reasonably be expected to have a Material Adverse Effect; or

(D) (1) any Seller Party entering into any settlement with any third party for the payment of money or any settlement with an Official Body, or (2) the issuance of a consent order by any Official Body against any Seller Party, in which in the case of clauses (1) or (2), the fines, penalties, settlement amounts or any other amounts, individually or in the aggregate, owed by such Seller Party thereunder exceeds the Settlement Threshold.

(iii) as soon as reasonably practicable, notice or knowledge of any of the following events:

(A) a material adverse change in the required insurance coverage of any Seller Party, with a copy of evidence of same attached;

(B) any change in accounting policies or financial reporting practices of any Seller Party or any of Seller’s Subsidiaries other than those required by GAAP;

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(C) upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets;

(D) any change in the Indebtedness of Seller or Trust including, without limitation, any default or any unscheduled termination or non-renewal, or any significant decrease in available amount related thereto, except as requested by Seller or Trust;

(E) any Change in Control;

(F) any other event, circumstance or condition that has resulted, or could reasonably be expected to result in a Material Adverse Effect; or

(G) (1) any breach of a representation and warranty set forth on Schedules 1-A or 1-B, or (2) the occurrence of a Repurchase Event.

(c) Reports. Seller shall furnish (or cause to be furnished) to Agent:

(i) within twenty (20) calendar days following each calendar month end, monthly performance data (in form and substance reasonably acceptable to Agent), including, without limitation, a Data Tape, remittance statements, pool analytic reports and static pool reports, including delinquency reports, and monthly stratification reports summarizing the characteristics of the Underlying Assets; and

(ii) promptly following request thereof, such other information, documentation or reports reasonably requested by Agent regarding any Seller Party, any Servicer, the Underlying Assets or the Purchased Assets, in form and substance reasonably acceptable to Agent.

SECTION 17. EVENTS OF DEFAULT

(a) If any of the following events (each an “Event of Default”) occur, Agent and Buyers have the rights set forth in Section 18, as applicable:

(i) Payment Failure. Failure of Seller to pay any of the following, whether by acceleration or otherwise, under the terms of this Repurchase Agreement or any other Repurchase Document:

(A) any payment of Price Differential on a Payment Date; or

(B) any payment of Repurchase Price on a Repurchase Date; or

(C) any payment of any other sum which has become due pursuant to a Repurchase Document; or

(D) failure to satisfy a Margin Deficiency; or

(E) any payment of the Advisory Fee on the date on which the same becomes due and payable; or

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(ii) Cross-Default. Any Seller Party or any of their respective Affiliates shall be in default that is continuing under (a) any Indebtedness, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (b) any other contract or contracts in excess of $200,000.00, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract; or

(iii) Immediate Representation and Covenant Defaults. (A) The failure of any Seller Party to perform, comply with or observe any term, covenant or agreement applicable to such Seller Party contained in any of Sections 14(f) (Enforceability), 14(h) (Solvency), 14(t) (ERISA Compliance); 15(a) (Preservation of Existence; Compliance with Law); 15(b) (Organization); 15(c) (Illegal Activities); 15(d) (Material Change in Business); 15(n) (Limitation on Dividends and Distributions); 15(p) (Disposition of Assets; Liens); 15(q) (Transactions with Affiliates); or 15(y) (Trust Interest as Securities); or (B) the failure of Guarantor to comply with any of the Financial Covenants; or

(iv) Breach of Other Representations or Covenants. A breach by any Seller Party of any of its other representations, warranties, obligations or covenants set forth in this Repurchase Agreement (and not otherwise specified in Section 17(a)(iii) above) or any other Repurchase Document, if such breach is not cured within the period included in such obligations, representation, warranty, obligation or covenant, or if no such time period is included therein, five (5) Business Days of an Authorized Officer of any Seller Party obtaining knowledge thereof (other than the representations and warranties set forth in Section 14(y) and Schedules 1-A and 1-B, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Repurchase Event (subject to the cure period set forth in Section 3(b)(vi)) and the obligation to repurchase such Purchased Asset or Underlying Asset, unless (1) such party shall have made any such representations and warranties with knowledge that they were false or misleading at the time made, or (2) any such representations and warranties have been determined by Agent in its good faith discretion to be false or misleading on a regular basis); or

(v) Judgments. A judgment or judgments for the payment of money in excess of the applicable Judgment/Litigation Threshold in the aggregate shall be rendered against any Seller Party by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the applicable Seller Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(vi) Insolvency Event. An Insolvency Event has occurred with respect to any Seller Party; or

(vii) Going Concern. Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller Party as a “going concern” or reference of similar import; or

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(viii) Inability to Perform. An officer of any Seller Party shall admit its inability to, or its intention not to, perform any of such Seller Party’s obligations under the Repurchase Documents; or

(ix) Change in Control. A Change in Control has occurred; or

(x) Liens. Any Seller Party shall grant, or knowingly suffer to exist, any Lien on any Purchased Asset (except in each case any Lien in favor of Agent for the benefit of Buyers pursuant to a Repurchase Document); or both of the following fails to be true: (a) the Repurchase Assets have been sold to Buyers, or (b) the Liens contemplated under the Repurchase Documents are first priority perfected Liens on the Purchased Assets or Underlying Assets in favor of Agent for the benefit of Buyers; or

(xi) Enforceability. For any reason, (A) any Repurchase Document at any time shall not be in full force and effect or shall not be enforceable in all material respects in accordance with its terms, or (B) any Seller Party shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant to the Repurchase Documents, or (C) any party to the Repurchase Documents (other than Agent or Buyers) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(xii) [Reserved]; or

(xiii) Plan Assets. The assets of any Seller Party become “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any Plan; or

(xiv) Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(xv) Governmental Action. Any Seller Party shall become the subject of a cease and desist order of the Appropriate Federal Banking Agency or any other Official Body or enter into a memorandum of understanding or consent agreement with the Appropriate Federal Banking Agency or other Official Body, any of which, would have, or is purportedly the result of any condition which would be reasonably likely to have, a Material Adverse Effect; or

(xvi) Servicer Termination Event. A Servicer Termination Event shall have occurred with respect to any Servicer and Seller Parties have not appointed a successor servicer acceptable to Agent in its good faith discretion, within sixty (60) days following such Servicer Termination Event; or

(xvii) Guarantor Breach. Any Guaranty Event of Default shall have occurred under the Guaranty or any repudiation of the Guaranty by Guarantor.

SECTION 18. REMEDIES

(a) If an Event of Default occurs, the following rights and remedies are available to Agent (on behalf of Buyers); provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Agent (subject to approval of each Buyer) in writing and if waived shall be deemed not continuing.

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(i) At the option of Buyers, exercised by written or electronic notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Default pursuant to Section 17(vi) or Section 17(viii)), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii) If Agent on behalf of Buyers exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section 18,

(A) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section 18, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyers and applied to the aggregate unpaid Repurchase Price and any other Repurchase Obligations;

(B) to the extent permitted by any applicable Law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section 18 (decreased as of any day by (i) any amounts applied by Buyers pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets or Underlying Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section 18); and

(C) all Income actually received by Buyers pursuant to Section 10 shall be applied to the aggregate unpaid Repurchase Obligations owed by Seller Parties.

(iii) Upon the occurrence of one or more Events of Default, Agent (on behalf of Buyers) has the right to obtain (A) a physical transfer of the servicing with respect to the Underlying Assets related to the Purchased Assets that are servicing-released in accordance with Section 7 and (B) physical possession of all files of Seller Parties relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets and Underlying Assets which are then or may thereafter come in to the possession of any Seller Party or any third party acting for any Seller Party (including any Servicer) and Seller Parties shall deliver to Agent on behalf of Buyers such assignments as Agent shall request. Agent and Buyers shall be entitled to specific performance of all agreements of Seller Parties contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to Seller Parties (which notice need not be given if an Event of Default under Section 17(a)(vi) or Section 17(a)(viii) has occurred with respect to any Seller Party and may be the notice given under subsection (a)(i) of this Section 18), in the event Seller has not repurchased all Purchased Assets, Buyers may (A) immediately sell, without demand or further notice of any kind, at a public or private sale, without any representations or warranties of Buyers and at such price or prices as Buyers may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof first, to the costs and Expenses incurred by Agent in connection with or as a result of an Event of Default, second, to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller Parties under the Repurchase Documents, pursuant to the priority of payments set forth in Section 10 hereof, subject to the Trust Expense Cap, third, to all other Repurchase Obligations; fourth, any remainder to pay any remaining fees, Expenses, and indemnities payable to the Trustee under the Trust Agreement and the Custodian under the Custodial Agreement, without regard for any Third Party Expense Cap and fifth, any remainder to Seller or its designee unless otherwise required to be paid over to another Person (including without limitation Buyer, its Affiliates or any other Person pursuant to any Repurchase Document) by any court or other Governmental Authority or pursuant to applicable law (including, without limitation, the Bankruptcy Code), or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the fair market value of the Underlying Assets against the aggregate unpaid Repurchase Price and any other Repurchase Obligations of Seller. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied first, to pay any remaining fees, Expenses, and indemnities payable to the Trustee and the Custodian, subject to the Trust Expense Cap, and the Agent under the Repurchase Documents, second, to Seller’s Repurchase Obligations as determined by Buyers in their respective sole discretion, and third, to pay any remaining fees, Expenses, and indemnities payable to the Trustee and the Custodian under the Repurchase Documents, as applicable, without regard for any Trust Expense Cap.

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(v) Seller Parties shall be liable to Agent and Buyers for (A) the amount of all reasonable, out-of-pocket legal fees and expenses of counsel or other Expenses (including, without limitation, all costs and reasonable, out-of-pocket expenses of Agent and Buyers in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default), and (B) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) Agent and Buyers have, in addition to their rights hereunder, any rights otherwise available to it under any other agreement or any applicable Law.

(b) Agent and Buyers may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Agent or Buyers may have. Agent shall consult with Buyers in connection with the exercise of any remedy; provided that the consent of each Buyer shall be required in connection with the exercise of material remedies (including, but not limited to, the sale of Purchased Assets for an amount that is less than that which is required to fully pay off all Repurchase Obligations owed to each Buyer).

(c) Seller Parties recognize that the market for the Underlying Assets and Purchased Assets may not be liquid and as a result it may not be possible for Buyers to sell all of the Underlying Assets or Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. In view of the nature of the Underlying Assets and Purchased Assets, Seller Parties agree that liquidation of any Underlying Asset or Purchased Asset may be conducted in a private sale. Seller Parties acknowledge and agree that any such private sale may result in prices and other terms less favorable to Buyers than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Seller Parties further agree that it would not be commercially unreasonable for Buyers to dispose of any Underlying Asset or Purchased Asset by using internet sites that provide for the auction or sale of assets similar to the Underlying Assets or Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

(d) Agent and Buyers may enforce their rights and remedies hereunder without prior judicial process or hearing, and each Seller Party hereby expressly waives any defenses Seller Party might otherwise have to require Agent and Buyers to enforce their rights by judicial process. Each Seller Party also waives any defense (other than a defense of payment or performance) such Seller Party might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller Party recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(e) To the extent permitted by any applicable Law, Seller shall be liable to Agent and Buyers for interest (including post-petition interest) on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Agent’s and Buyers’ rights hereunder. Interest on any sum payable by Seller to Agent and Buyers under this Section 18(e) shall be at a rate equal to the Post-Default Rate.

(f) Without limiting the rights of Agent and Buyers hereto to pursue all other legal and equitable rights available to Agent and Buyers for a Seller Party’s failure to perform its obligations under this Repurchase Agreement, each Seller Party acknowledges and agree that the remedy at law for any failure to perform obligations hereunder would be inadequate and Agent and Buyers shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Agent and Buyers from pursuing any other remedies for such breach, including the recovery of monetary damages.

SECTION 19. LIABILITY

(a) Seller shall be liable for the full, complete and punctual performance and satisfaction of all obligations of any Seller Party under this Repurchase Agreement. Accordingly, Seller waives any and all notice of creation, renewal, extension or accrual of any of the Repurchase Obligations and notice of or proof of reliance by Agent or Buyers upon Seller’s liability.

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(b) Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller with respect to the Repurchase Obligations. When pursuing its rights and remedies hereunder against Seller, Agent and Buyers may, but shall be under no obligation, to pursue such rights and remedies hereunder against any Seller Party or any other Person or against any collateral security for the Repurchase Obligations or any right of offset with respect thereto, and any failure by Agent or Buyers to pursue such other rights or remedies or to collect any payments from such Seller Party or any such other Person to realize upon any such collateral security or to exercise any such right of offset, or any release of such Seller Party or any such other Person or any such collateral security, or right of offset, shall not relieve Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Agent or Buyers against Seller.

SECTION 20. EXPENSES; INDEMNITY; DAMAGE WAIVER; RECOURSE

(a) Costs and Expenses. The Seller Parties shall pay (i) all reasonable and documented out-of-pocket Expenses incurred by Agent and Buyers and each of its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent and Buyers), in connection with the preparation, negotiation, execution, delivery and administration of this Repurchase Agreement and the other Repurchase Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket Expenses incurred by Agent and Buyers (including the fees, charges and disbursements of any counsel for Agent and Buyers) in connection with the enforcement or protection of its rights (A) in connection with this Repurchase Agreement and the other Repurchase Documents, including its rights under this Section 20 and (iii) all reasonable out-of-pocket Expenses of Agent’s and Buyers’ agents engaged periodically, but in the absence of a Potential Default or Event of Default, no more than one such engagement per calendar quarter, to perform audits of the Seller Parties’ books, records and business properties.

(b) Indemnification by the Seller Parties. The Seller Parties shall indemnify Agent and Buyers and each of its respective Affiliates, officers, directors, agents and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related Expenses (including the reasonable, out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Seller Parties or any Affiliate of any such party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Repurchase Agreement, any other Repurchase Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property related to an Underlying Asset or any Environmental Liability related thereto, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Seller Parties or any Affiliate; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses results from the gross negligence or willful misconduct of such Indemnitee. This Section 20(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Seller Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Repurchase Agreement, any other Repurchase Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Mortgage Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Repurchase Agreement or the other Repurchase Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

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(d) Recourse. The obligations of Seller Parties from time to time to pay the Repurchase Price, the Price Differential, the Repurchase Obligations and all other amounts due under this Repurchase Agreement shall be full recourse obligations of each Seller Party, as applicable.

(e) Payments. All amounts due under this Section 20 shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section 20 shall survive the termination of the Repurchase Documents and payment of the obligations hereunder.

SECTION 21. DUE DILIGENCE

Seller acknowledges that Agent and Buyers have the right to perform continuing due diligence reviews with respect to the Assets, the Trust, Seller Parties, Servicers and other parties which may be involved in or related to Transactions (collectively, “Third Party Transaction Parties”), from time to time, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller Parties agree that upon reasonable prior notice to Seller Parties, unless an Event of Default has occurred, in which case no notice is required, Agent and Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Assets in the possession or under the control of any Seller Party. Seller Parties will use commercially reasonable best efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Agent and Buyers. Seller Parties shall also make available to Agent and Buyers or their authorized representatives, a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Underlying Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyers may purchase the Trust Interests in Underlying Assets from Seller based solely upon the information provided by Seller to Agent in the Data Tape and the representations, warranties and covenants contained herein, and that Agent and Buyers, at their option, has the right to conduct a partial or complete due diligence review on some or all of the Underlying Assets purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Underlying Asset. Buyers may underwrite such Underlying Assets itself or utilize its investment managers or other authorized representatives or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller Parties agree to cooperate with Agent and Buyers, their authorized representatives and any third party underwriter in connection with such underwriting, including, but not limited to, providing Agent and Buyers or their authorized representatives and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Underlying Assets in the possession, or under the control, of Seller Parties. Each Seller Party further agrees that it shall pay all reasonable, documented out-of-pocket costs and Expenses incurred by Agent and Buyers or their authorized representatives in connection with Agent’s and Buyers’ activities pursuant to this Section 21; provided that in the absence of a Potential Default or Event of Default, Seller Party’s liability for such Expenses shall not exceed $30,000 per annum.

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SECTION 22. ASSIGNMENTS AND PARTICIPATIONS

(a) No Assignment by Seller. The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Agent (subject to the approval of each Buyer).

(b) Assignment by Buyers. Each Buyer may from time to time without the consent of Seller and at Buyer’s sole cost and expense unless otherwise agreed by Seller, assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to any party (other than a direct competitor of Seller Parties identified in writing to Buyer from time to time), including, without limitation, any Affiliate of such Buyer, pursuant to an executed assignment and assumption by such Buyer and assignee (“Assignment and Assumption”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (i) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Assumption, and shall succeed to the applicable rights and obligations of such Buyer hereunder, and (ii) such Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Unless otherwise stated in the Assignment and Assumption, Seller Parties shall continue to take directions solely from Agent on behalf of Buyers unless otherwise notified by Agent in writing.

(c) Participations. Each Buyer may, at such Buyer’s sole cost and expense unless otherwise agreed by Seller, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) such Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller Parties shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under this Repurchase Agreement, provided, that, Seller agrees that each participant shall be entitled to the benefits of Section 13 hereof (subject to the requirements and limitations therein, including the requirements under Section 13(e) (it being understood that the documentation required under Section 13(e) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer or Assignee and had acquired its interest by assignment pursuant to paragraph (b) of this Section 22, and provided, further that no participant shall be entitled to receive any greater payment under Section 13, with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in appliable law that occurs after the participant acquired the applicable participation. Each Buyer that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Repurchase Agreement or other obligations under the Repurchase Documents (the “Participant Register”); provided that no Buyer shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters or credit or its other obligations under any Repurchase Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Repurchase Agreement notwithstanding any notice to the contrary.

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(d) Disclosures. Subject to Section 33, Buyers may, in connection with any proposed or actual assignment or participation, disclose to such actual or potential assignee or participant, as the case may be, (i) this Repurchase Agreement, (ii) any Repurchase Document, (iii) any information or documentation delivered in connection with the Repurchase Documents in any way relating to the Transactions, any Seller Party or any of its Subsidiaries, in each case, that has been furnished to Buyers by or on behalf of a Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

SECTION 23. HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Repurchase Transactions. Title to all Purchased Assets, Underlying Assets and Repurchase Assets shall pass to Buyers and Buyers have free and unrestricted use of all Purchased Assets. Nothing in this Repurchase Agreement shall preclude any Buyer from engaging in repurchase transactions with the Purchased Assets or Underlying Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets or Underlying Assets to any Person, including without limitation, the Federal Home Loan Bank. Nothing contained in this Repurchase Agreement shall obligate Buyers to segregate any Purchased Assets or Underlying Assets delivered to Buyers by Seller Parties.

(b) Disclosures. Subject to Section 33, Buyers may, in connection with any proposed or actual repledgee, disclose to such actual or potential repledgee, as the case may be, (i) this Repurchase Agreement, (ii) any Repurchase Document, (iii) any information or documentation delivered in connection with the Repurchase Documents in any way relating to the Transactions, any Seller Party or any of its Subsidiaries, in case, that has been furnished to Agent or Buyers by or on behalf of a Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

SECTION 24. TRANSFER AND MAINTENANCE OF REGISTER

(a) Transfers. Subject to Section 22 and to acceptance and recording thereof pursuant to Section 24(b), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the applicable Buyer under this Repurchase Agreement. Any assignment or transfer by any Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 24 and Section 22 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 22 hereof.

(b) Register. Agent shall maintain, on Seller Parties’ behalf, a register (the “Register”) on which it will record each Assignment and Assumption. The Register shall include the names and addresses of each Buyer (including all assignees and successors), and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect the Repurchase Obligations of the Seller Parties hereunder.

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SECTION 25. TAX TREATMENT

Notwithstanding anything to the contrary in this Repurchase Agreement or any other Repurchase Documents, each party to this Repurchase Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat the Transactions as debt that is secured by the Purchased Assets and Underlying Assets, and the Purchased Assets and Underlying Assets as owned by the applicable Seller Party in the absence of a default that has occurred and the exercise of remedies effecting foreclosure upon such Purchased Assets and Underlying Assets. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by any Law (in which case such party shall promptly notify the other party of such Law).

SECTION 26. SET-OFF

(a) Right of Set-off. Subject to the limitations contained in this Section 26, in addition to any rights and remedies of Agent and Buyers hereunder and by law, Buyers have the right, upon the occurrence of an Event of Default, without prior notice to any Seller Party, any such notice being expressly waived by each Seller Party to the extent permitted by applicable law to set off and appropriate and apply against any Repurchase Obligation from any Seller Party to Buyers or any of their Affiliates any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims or cash, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyers or any Affiliate thereof to or for the credit or the account of any Seller Party. Upon the occurrence of an Event of Default, Buyers may set-off cash, the proceeds of the liquidation of any Repurchase Assets and all other sums or obligations owed by Buyers or their respective Affiliates to Seller Party against all of Seller Party’s obligations to Buyers or their respective Affiliates, whether under this Repurchase Agreement or under any other agreement between the parties or between a Seller Party and a Buyer and any Affiliate of a Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyers’ or their respective Affiliate’s right to recover any deficiency. Buyers agree to notify Seller Parties after any such set-off and application made by Buyers; provided that the failure to give such notice shall not affect the validity of such set-off and application. If any Buyer, directly or through an Affiliate, obtains any payment of any Repurchase Obligation of any Seller Party (other than pursuant to Section 10(c)) by exercise of such Buyer’s right of set off against funds on deposit in the Collection Account consisting of Income remitted by Servicer to the Collection Account, such Buyer shall turn over such payments to the Agent for application in accordance with Section 10(c).

(b) Suspend Performance. Agent and Buyers shall at any time have the right, in each case until such time as Agent or Buyers determine otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Agent or Buyers would otherwise be obligated to pay, remit or deliver to a Seller Party if an Event of Default has occurred.

(c) Re-allocation Among Buyers. If, except as expressly provided herein, any Buyer shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any Repurchase Obligation resulting in such Buyer receiving payment of a greater proportion of the aggregate outstanding Purchase Price and accrued interest thereon than the proportion received by any other similarly situated Buyer, then the Buyer receiving such greater proportion shall purchase (for cash at face value) participations in the amount of the aggregate outstanding Purchase Price, held by the other Buyers to the extent necessary so that the benefit of all such payments shall be shared by all such Buyers ratably in accordance with their Buyer Percentages.

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SECTION 27. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Agent and Buyers shall not be deemed to have waived any Potential Default that may arise because any such representation or warranty has proved to be false or misleading, notwithstanding that Agent or Buyers may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive.

SECTION 28. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including without limitation by email) delivered to the intended recipient at the addresses set forth below. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of an Authorized Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by an Authorized Officer of the respective Person. All such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

If to Seller:

Pacaso TCB LLC

18 E 4th Street, Unit 902

Cincinnati, Ohio 45202

Attention: Sam Palazzolo

Email: [***]

If to Guarantor:

Pacaso Inc.

18 E 4th Street, Unit 902

Cincinnati, Ohio 45202

Attention: Sam Palazzolo

Email: [***]

If to Agent or TCB:

Texas Capital Bank

c/o TCBI Securities, Inc.

2000 McKinney Avenue, Suite 800

Dallas, Texas 75201

Attention: Joseph Mancino

Email: [***]

Phone: [***]

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SECTION 29. ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

(a) Entire Agreement; Severability. This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Agent, Buyers and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets and Underlying Assets. By acceptance of this Repurchase Agreement, Agent, Buyers and Seller each acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. Each of the Trustee and the Custodian are express third party beneficiaries of this Agreement with respect to the rights of Trustee and Custodian to receive payment of its fees, Expenses and indemnities pursuant to Section 10(c), Section 18(a)(iv), Section 26(a) and Section 41 herein, entitled to enforce its terms as if each were a party hereto.

(b) Single Agreement. Agent, Buyers and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Agent, Buyers and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyers shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transaction hereunder, subject to the terms hereof; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 30. GOVERNING LAW; SUBMISSION TO JURISDICTION

(a) Governing Law. THIS REPURCHASE AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS REPURCHASE AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS REPURCHASE AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE EFFECTIVENESS, VALIDITY AND ENFORCEABILITY OF ELECTRONIC CONTRACTS, OTHER RECORDS, ELECTRONIC RECORDS AND ELECTRONIC SIGNATURES USED IN CONNECTION WITH ANY ELECTRONIC TRANSACTION BETWEEN BUYER AND SELLER SHALL BE GOVERNED BY E-SIGN.

(b) Jurisdiction. EACH PARTY HERETO SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN EACH CASE LOCATED IN MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF.

(c) Waiver of Venue. EACH PARTY HERETO CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 28. Nothing in this Repurchase Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

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SECTION 31. JURY TRIAL WAIVER

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 32. NO WAIVERS, ETC.

No failure on the part of Agent or Buyers to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Agent and Buyers in writing.

SECTION 33. CONFIDENTIALITY

(a) Confidential Terms. Each of the parties hereto hereby acknowledges and agrees that all written or computer-readable information provided by one party to any other party regarding the terms set forth in any of the Repurchase Documents, the Transactions contemplated by the Purchased Assets or Underlying Assets and all information (including financial and/or proprietary information) received by such party from any other party (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of any Seller Party, on the one hand, or Agent and Buyers, on the other hand, as parties to the Repurchase Documents or the party providing such Confidential Terms, as applicable, except (i) to such party’s Affiliates and to their agents, advisors, directors, officers and shareholders (and to other persons authorized by a Seller Party, Agent or the Buyers to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 33) in connection with such Person’s evaluation of, or relationship with, such party hereto, (ii) disclosures by the Agent and Buyers or its authorized representatives of such information reasonably required by any bona fide or potential assignee, transferee, participant or sub-participants in connection with the contemplated assignment, transfer, participation or sub-participation by Buyers of any Underlying Assets or any participations therein, (iii) disclosure by the Agent or Buyers to any rating agency when required by it, (iv) disclosure to the Agent or Buyers’ financing sources or insurers, (v) disclosures of such information to any investors, members and partners of the Agent, Buyers or their Affiliates or of any Seller Party or its Affiliates, (vi) disclosures by the Agent or Buyers to any Person to whom the Agent or Buyers or any of their Affiliates receive investment advisory or investment management services of such information reasonably required by such Person in connection with such Person’s evaluation of Agent’s or Buyers’ beneficial interest in the transactions contemplated pursuant to the terms this Repurchase Agreement, (vii) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to Law; provided, unless specifically prohibited by applicable law or court order, each disclosing party shall make reasonable efforts to notify the other parties hereto of any request by any governmental authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Agent or Buyers by such governmental authority) for disclosure of any such non-public information prior to disclosure of such information, and (viii) disclosures to third-party service providers contemplated pursuant to the terms this Repurchase Agreement or other Repurchase Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Repurchase Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Repurchase Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. The Agent and Buyers shall not issue any news releases or publish any “tombstone” advertisements or any other announcements relating to this transaction in newspapers, trade journals or other media (collectively, “Trade Announcements”) without the prior written approval of Seller. Seller shall not issue any Trade Announcement or disclose the name of the Agent or Buyers except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of Agent or such Buyer. The provisions set forth in this Section 33 shall survive the termination of this Repurchase Agreement.

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(b) Disclosures for Tax Purposes. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Seller Party or Subsidiary or Affiliate thereof may disclose the name of or identifying information with respect to Agent, Buyers, their respective Affiliates or any other Indemnitee, or any pricing or economic terms or other nonpublic business or financial information that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of Agent unless otherwise permitted pursuant to the terms of this Repurchase Agreement. The provisions set forth in this Section 33 shall survive the termination of the Repurchase Documents and payment of the obligations hereunder.

(c) GLB. Each party hereto understands that the Confidential Terms may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach Bliley Act (the “GLB Act”), and each party hereto agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws and regulations. Each party hereto shall implement such physical and other security measures as shall be necessary to (i) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of Agent, Buyers, the Seller Parties or any of their respective Affiliates which such party holds, (ii) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (iii) protect against any unauthorized access to or use of such nonpublic personal information. Each party hereto represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, each party will provide evidence reasonably satisfactory to allow the other parties hereto to confirm that the providing party has satisfied its obligations as required under this Section. Each party hereto shall notify the other parties hereto immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Agent, Buyers, the Seller Parties or any of their respective Affiliates thereof provided directly to such Seller Party by Agent, Buyers or such Affiliate or the Agent or Buyers by any Seller Party or such Affiliate, as applicable.

SECTION 34. NETTING

If Agent, Buyers and Seller Parties are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder (a) all amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a “netting contract” as defined in Section 4402; (b) the payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the “Non-defaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Non-defaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 35. INTENT

(a) Repurchase Agreement. The parties intend and recognize that this Repurchase Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, as amended and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, as amended and that the guaranty provided to the Agent for the benefit of the Buyers in connection with the Transaction and the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Repurchase Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The parties further recognize and intend that this Repurchase Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b) Securities Contract. The parties intend and recognize that this Repurchase Agreement and each Transaction hereunder is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code. It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the Bankruptcy Code, as amended.

(c) Master Netting Agreement. The parties intend and recognize that this Repurchase Agreement and each Transaction hereunder constitutes and shall be construed and interpreted as a “master netting agreement” within the meaning of and as such terms are used in Section 561 of the Bankruptcy Code.

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(d) Liquidation. The parties intend and acknowledge that (i)(1) for so long as each Buyer is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, such Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as such Buyer to “repurchase agreements” pursuant to Sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code, “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code, and (2) each Buyer’s right to liquidate the Purchased Assets and other Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Repurchase Agreement or otherwise exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; (ii) each Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by such Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 26 hereof is a contractual right as described in Bankruptcy Code Section 561; and (iii) any payments or transfers of property made with respect to this Repurchase Agreement or any Transaction to satisfy a Margin Deficiency shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8).

(e) Related to Safe Harbors. The parties hereby agree that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Underlying Assets shall be deemed “related to” this Repurchase Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

(f) FDIA. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in FDIA and any rules, orders or policy statements thereunder.

(g) FDICIA. It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(h) Mutuality. Each party agrees that this Repurchase Agreement and each of the Transactions hereunder are intended to create mutuality of obligations among the parties, and as such, this Repurchase Agreement and each Transaction hereunder constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

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(i) Waiver. Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Repurchase Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.

SECTION 36. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that (a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder and (b) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 37. USA PATRIOT ACT NOTICE.

Agent and Buyers are subject to the USA PATRIOT Act and Agent and Buyers hereby notify Seller Parties that pursuant to the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies the Seller Parties, which information includes the name and address of Seller Parties and other information that will allow Agent and Buyers to identify the Seller Parties in accordance with the USA PATRIOT Act. The Seller Parties shall, promptly following a request by Agent or Buyers, provide all documentation and other information that Agent or Buyers request in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 38. CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement and any other Repurchase Document, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail with respect to the Transaction to which such Confirmation relates, second, the terms of the Pricing Side Letter shall prevail, third, the terms of the Advisory Side Letter shall prevail, fourth the Repurchase Agreement shall prevail, and then the terms of the other Repurchase Document shall prevail.

SECTION 39. DEFAULTING BUYER

(a) Notwithstanding any provision of this Repurchase Agreement to the contrary, if any Buyer becomes a Defaulting Buyer, then the portion of the Purchase Price funded by such Defaulting Buyer shall not be included in determining whether Majority Buyers have taken or may take any action hereunder and the Defaulting Buyer shall not be included in determining whether all Buyers have taken or may have taken any action hereunder; provided, that any waiver, amendment or modification requiring the consent of all Buyers which affects such Defaulting Buyer differently than other affected Buyers shall require the consent of such Defaulting Buyer, as applicable.

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(b) In the event that the Agent, and, so long as no Event of Default exists, the Seller, determines (such determination not to be unreasonably withheld) that a Defaulting Buyer has adequately remedied all matters that caused such Buyer to be a Defaulting Buyer, such Buyer will cease to be a Defaulting Buyer and the provisions of clause (a) shall, from and after such determination, cease to be of further force or effect with respect to such Buyer; provided, that no change hereunder from Defaulting Buyer to a non-Defaulting Buyer will constitute a waiver or release of any claim of any party hereunder arising from such Buyer having been a Defaulting Buyer.

SECTION 40. AGENT

(a) Authorization and Action.

(i) Each Buyer hereby appoints and authorizes the Agent to take such action as agent on its behalf (including execution of the other Repurchase Documents) and to exercise such powers under this Repurchase Agreement as are delegated to the Agent by the terms of the Repurchase Documents, together with such powers as are reasonably incidental thereto. The provisions of this Section 40 are solely for the benefit of the Agent, and, except for any approvals or rights to receive notices specifically set forth in this Section 40, no Seller Party shall have any rights as a third-party beneficiary or otherwise under any of the other provisions of this Section 40. The Agent shall not have any duties or obligations except those expressly set forth herein or in the other Repurchase Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (ii) the Agent shall have no duty to take any discretionary action or exercise any discretionary rights or powers, except discretionary rights and powers expressly contemplated by the Repurchase Documents that the Agent is required to exercise, including as directed by the Majority Buyers, or such other number or percentage of the Buyers in accordance with this Repurchase Agreement or the other Repurchase Documents, as applicable; provided, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Repurchase Documents or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or other applicable law, (iii) except as expressly set forth in the Repurchase Documents, the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Seller Party or any of their Affiliates or Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates or Subsidiaries in any capacity, (iv) shall be fully justified in failing or refusing to take any action hereunder or under any other Repurchase Documents unless it shall first be indemnified to its satisfaction by Buyers pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, and (v) does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate. The Agent shall be fully protected in acting, or in refraining from acting, under this Repurchase Agreement and the other Repurchase Documents in accordance with the instructions, directions or consent, as applicable, of the Majority Buyers, or such other number or percentage of the Buyers in accordance with this Repurchase Agreement or the other Repurchase Documents, as applicable.

(ii) The Agent shall not be liable for any action taken or not taken, nor any determination, decision or consent made or granted by it, in the absence of its own gross negligence, fraud or willful misconduct. In addition, the Agent shall not be liable in any circumstance for any action taken or not taken, nor any determination, decision or consent made or granted by it, in each case with the consent or at the request of the Majority Buyers (or such other number or percentage of the Buyers as shall be necessary under the circumstances as provided in Section 41 or otherwise). Wherever this Repurchase Agreement or any Repurchase Documents provides that the Agent may make any determination or decision or grant any consent, the Agent may, but shall have no obligation to, seek direction from the Buyers or the Majority Buyers with respect thereto, and the Agent shall be fully protected in exercising its good faith discretion in taking any such action or exercising any discretion unless it has sought directions from the Buyers or the Majority Buyers with respect to the applicable matter and has been expressly instructed otherwise by the Buyers or the Majority Buyers with respect to the applicable matter.

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(iii) The Buyers are not partners or co-venturers with each other, and no Buyer shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Buyer. The Agent shall have the exclusive right on behalf of the Buyers to enforce the performance of the Repurchase Obligations after the date such Repurchase Obligations have become due and payable pursuant to the terms of this Repurchase Agreement.

(iv) Each Buyer, by signing this Repurchase Agreement or an Assignment and Assumption, (i) represents that it is engaged in making, acquiring or holding loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Buyer and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Repurchase Agreement as a Buyer, and to purchase its portion of the Maximum Aggregate Purchase Price hereunder and (ii) expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys in fact have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Seller Party, shall be deemed to constitute any representation or warranty by the Agent to any Buyer. Each Buyer shall, independently and without reliance upon the Agent or any other Buyer and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Seller and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Repurchase Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Buyer or assign or otherwise transfer its rights, interests and obligations hereunder.

(v) Each Buyer severally agrees to indemnify the Agent and its directors, officers, employees, affiliates, agents, advisors and sub-agents and the parent company or holding company that controls such Person (the “Indemnified Agent Parties”) (to the extent not reimbursed by the Seller or the Guarantor) ratably according to such Buyer’s Buyer Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Indemnified Agent Party in any way relating to or arising out of this Repurchase Agreement or any action taken or omitted by such Indemnified Agent Party under this Repurchase Agreement; provided, that no Buyer shall be required to indemnify any Indemnified Agent Party to the extent of any amounts resulting from the gross negligence, fraud or willful misconduct of such Indemnified Agent Party.

(b) Agent’s Reliance.

(i) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Repurchase Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Repurchase Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Repurchase Documents, (iv) the validity, enforceability, effectiveness or genuineness of any Repurchase Documents or any other agreement, instrument or document, (v) the creation, perfection or priority of liens on the Purchased Assets or the existence of the Purchased Assets or (vi) the satisfaction of any condition set forth in any Repurchase Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent may deem and treat the payee of any portion of the aggregate Purchase Price as the owner thereof for all purposes unless the aggregate Purchase Price shall have been transferred in accordance with this Repurchase Agreement and all actions required by such Section in connection with such transfer shall have been taken. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

(ii) The Agent (i) may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts; (ii) makes no warranty or representation to any Buyer and shall not be responsible to any Buyer for any statements, warranties or representations made in or in connection with this Repurchase Agreement; (iii) shall not be responsible to any Buyer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Repurchase Agreement or any other instrument or document furnished pursuant hereto; and (iv) shall incur no liability under or in respect of this Repurchase Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by electronic mail) believed by it to be genuine and signed or sent by the proper party or parties.

(iii) The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents, service providers or attorneys-in-fact appointed by it and through its Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the repurchase facility provided for herein as well as activities as Agent.

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(c) Collateral Matters.

(i) The Agent is a “representative” of the Buyers within the meaning of the term “secured party” as defined in the UCC. Each Buyer authorizes the Agent to enter into each of the other Repurchase Documents and to take all action contemplated by such documents. Each Buyer agrees that no Buyer (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Repurchase Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Buyers upon the terms of the Repurchase Documents. In the event that any Purchased Asset is hereafter pledged by any Person as collateral security for the Repurchase Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Buyers any Repurchase Documents necessary or appropriate to grant and perfect a lien on such Purchased Assets in favor of the Agent on behalf of the Buyers. The Buyers hereby authorize the Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any Purchased Assets (i) as described in Section 41; (ii) as permitted by, but only in accordance with, the terms of the applicable Repurchase Document; or (iii) if approved, authorized or ratified in writing by the Majority Buyers, unless such release is required to be approved by all of the Buyers hereunder. Upon request by the Agent at any time, the Buyers will confirm in writing the Agent’s authority to release particular types or items of Purchased Assets pursuant hereto. Upon any sale or transfer of assets constituting Purchased Assets which is permitted pursuant to the terms of this Repurchase Agreement or any other Repurchase Document, or consented to in writing by the Majority Buyers or all of the Buyers, as applicable, the Agent is hereby irrevocably authorized by the Buyers to execute such documents as may be necessary to evidence the release of the liens granted to the Agent for the benefit of the Buyers herein or pursuant hereto upon the Purchased Assets that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Repurchase Obligations or any liens upon (or obligations of any Seller Party in respect of) all interests retained by Seller or any of its Affiliates, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Purchased Assets.

(ii) In case of the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to any Seller Party, the Agent (irrespective of whether the Repurchase Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Seller) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the aggregate Repurchase Price, and all other Repurchase Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Buyers and the Agent (including any claim for the reasonable compensation, Expenses, disbursements and advances of the Buyers and the Agent and their respective agents and counsel and all other amounts due the Buyers and the Agent hereunder) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and, in the case of each of clauses (a) and (b) of this paragraph, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Buyer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Buyers, to pay to the Agent any amount due for the reasonable compensation, Expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

(iii) The Agent, on behalf of the Buyers, shall have the right to credit bid and purchase for the benefit of the Agent and the other Buyers all or any portion of the Purchased Assets at any sale thereof conducted by the Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable law. Each Buyer hereby agrees that, except as otherwise provided in any Repurchase Documents or with the written consent of Agent and the Majority Buyers, it will not take any enforcement action, accelerate obligations under any Repurchase Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of the Purchased Assets.

(d) Agent and Affiliates. To the extent the Person acting as Agent of any Affiliate thereof is also a Buyer, such Person, in its individual capacity, shall have the same rights and powers hereunder as any other Buyer and may exercise the same as though it was not performing the duties specified herein. The Agent and/or its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with any Seller Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Seller Party for services in connection with this Repurchase Agreement and otherwise without having to account for the same to the Buyers.

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(e) Resignation. The Agent may resign as Agent upon thirty (30) days’ notice to the Buyers and the Seller. Any successor Agent shall be appointed by the Majority Buyers subject to providing notice thereof to the Agent and the Seller. Upon such appointment such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and such former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Repurchase Agreement. If no successor Agent has accepted appointment by the date that is thirty (30) days following the retiring Agent’s notice of resignation, then the retiring Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and Expenses (including fees and expenses of outside counsel) incurred by the Agent in connection with such proceeding shall be paid by the Seller. After any retiring Agent’s resignation as Agent, the provisions of this Section 40 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent. Notwithstanding the foregoing, Texas Capital Bank agrees not to resign as Agent if and for so long as Texas Capital Bank and its Affiliates, collectively, hold at least fifty percent (50%) of the aggregate Purchase Price; provided that, the foregoing shall not apply from and after the occurrence and during the continuation of an Event of Default or if, as a result of any requirement of law or regulatory consideration, proposed or actual corporate restructuring or re-organization, sale or plan of merger, general change in policy or business plan and/or conflict of interest, Texas Capital Bank determines in its sole and absolute discretion that (i) it would be prohibited or restricted from serving as Agent (including if any such prohibition or restriction is imposed as a result of a corporate restructuring or re-organization, merger or sale) or (ii) serving as Agent would no longer be consistent with the policies or business plan of Texas Capital Bank, it may resign as Agent in accordance with this Section 40(e); provided further, that the Agent shall provide prior written notice to the Buyers, and the Seller in accordance with the first sentence of this Section 40(e).

(f) Return of Certain Payments.

(i) Each Buyer (and each participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Agent notifies such Buyer that the Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Buyer (any of the foregoing, a “Erroneous Payment Recipient”) from the Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Erroneous Payment Recipient (whether or not known to such Erroneous Payment Recipient) (whether as a payment, prepayment or repayment of any Repurchase Price, Margin Deficiency, Price Differential, Income, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Erroneous Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Payment as to which such a demand was made. A notice of the Agent to any Erroneous Payment Recipient under this Section 40(f) shall be conclusive, absent manifest error.

(ii) Without limitation of Section 40(f)(i) above, each Erroneous Payment Recipient further acknowledges and agrees that if such Erroneous Payment Recipient receives a Payment from the Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Erroneous Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Erroneous Payment Recipient agrees that, in each such case, it shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(iii) Any Payment required to be returned by an Erroneous Payment Recipient under this Section 40(f) shall be made in immediately available funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Erroneous Payment Recipient to the date such amount is repaid to the Agent at the greater of the federal funds rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Erroneous Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

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(g) Ratable Share. The liabilities of each Buyer under this Repurchase Agreement and the other Repurchase Documents shall be several and not joint, no Buyer shall be responsible for the obligations of any other Buyer, and each Buyer shall be liable to Seller only for its respective pro rata share of the Transactions. Notwithstanding anything to the contrary herein, all indemnities by Seller and obligations for costs, Expenses, damages or advances set forth herein shall run to and benefit each Buyer in accordance with its pro rata share of the Transactions.

SECTION 41. MODIFICATION, WAIVER IN WRITING

(a) No waiver of any provision of this Repurchase Agreement or any Repurchase Document, consent to any departure by the Seller Parties therefrom or amendment, modification or restatement of this Repurchase Agreement or any Repurchase Document (except as expressly set forth in Section 41(b)) shall in any event be effective unless the same shall be in writing and signed by the Majority Buyers and acknowledged by the Agent, with a copy to the other Buyers, and then such waiver, consent, modification, amendment or restatement shall be effective only in the specific instance and for the specific purpose for which given. Any amendment that affects the rights, protections, immunities, indemnities, duties or obligations of the Trustee or the Custodian shall require the Trustee or the Custodian’s, as applicable, express written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing Section 41(a), no waiver of any material provision of this Repurchase Agreement or any Repurchase Document, consent to any material departure by the Seller Parties therefrom or material amendment, modification or restatement of this Repurchase Agreement or any Repurchase Document shall be effective unless consented to in writing by each Buyer. Without limitation to the foregoing, the written consent of each Buyer shall be required for any waiver, consent, departure, amendment, modification or restatement with respect to this Repurchase Agreement or any Repurchase Document that shall:

(i) extend the Termination Date without the consent of each Buyer;

(ii) extend the date of any payment or deposit of Income by or on behalf of the Seller or the time or date of payment of the principal amount of, or accrued interest on, the aggregate Purchase Price without the consent of each Buyer;

(iii) release or permit the release of the security interest in or transfer any material portion of the Purchased Assets or release or permit the release of the Guarantee of any Seller Party (except as specifically permitted in such Guarantee) without the consent of each Buyer;

(iv) release the Guaranty without the written consent of each Buyer;

(v) forgive or reduce any Purchase Price or reduce the Pricing Rate thereon without the consent of each Buyer;

(vi) [reserved];

(vii) amend or modify the definition of “Majority Buyers” without the consent of each Buyer;

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(viii) waive the occurrence of any Event of Default without the consent of each Buyer;

(ix) waive the ineligibility of any Underlying Asset as an Eligible Asset or otherwise consent to a Material Modification of any Underlying Asset without the consent of each Buyer, unless such modification, amendment or waiver related to a Material Modification is required by applicable law or governmental authority and provided that Seller Parties provide prior written notice thereof to each Buyer;

(x) amend or modify this Section 41(b) without the consent of each Buyer; or

(xi) amend Section 10(c) to alter the pro rata sharing of payments required among the Buyers without the written consent of each Buyer.

SECTION 42. GENERAL INTERPRETIVE PRINCIPLES

(a) Construction. Unless the context of this Repurchase Agreement otherwise clearly requires, the following rules of construction shall apply to this Repurchase Agreement and each of the other Repurchase Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (iii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Repurchase Agreement or any other Repurchase Document refer to this Repurchase Agreement or such other Repurchase Document as a whole; (iv) article, section, subsection, clause, schedule and exhibit references are to this Repurchase Agreement or other Repurchase Document, as the case may be, unless otherwise specified; (v) reference to any Person includes such Person’s successors and assigns; (vi) reference to this Repurchase Agreement or any other Repurchase Document, means this Repurchase Agreement or such other Repurchase Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Repurchase Agreement or the other applicable Repurchase Document); (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (ix) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (x) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (xi) section headings herein and in each other Repurchase Document are included for convenience and shall not affect the interpretation of this Repurchase Agreement or such Repurchase Document, and (xii) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time and (xiii) all references herein or in any Repurchase Document to “good faith” means good faith as defined in Section 1-201(b)(20) of the UCC as in effect in the State of New York.

(b) Accounting Principles; Changes in GAAP. Except as otherwise provided in this Repurchase Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Repurchase Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Repurchase Document, and a Seller Party shall so request, Agent, Buyers and the Seller shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Seller Parties shall provide to Agent and Buyers financial statements and other documents required under this Repurchase Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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(c) Term SOFR Notification. Section 12 of this Repurchase Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. Agent and Buyers do not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 43. MISCELLANEOUS

(a) Counterparts This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Repurchase Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Repurchase Agreement. The parties agree that this Repurchase Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Repurchase Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

(b) Captions. The captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. Seller hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents; (ii) Agent and Buyers have no fiduciary relationship to Seller; and (iii) no joint venture exists between Agent, Buyers and Seller.

(d) Documents Mutually Drafted. Seller, Agent and Buyers agree that this Repurchase Agreement and each other Repurchase Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

(e) Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Agent, Buyers or Seller, under this Repurchase Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

AGENT:

TEXAS CAPITAL BANK

By:	/s/ Daniel S. Hoverman
Name:	Daniel S. Hoverman
Title:	Head of Corporate and Investment Banking

BUYER:

TEXAS CAPITAL BANK

By:	/s/ Daniel S. Hoverman
Name:	Daniel S. Hoverman
Title:	Head of Corporate and Investment Banking

SELLER:

PACASO TCB LLC

By:	Pacaso Inc., its sole member
By:	/s/ Joseph Maehler
Name:	Joseph Maehler
Title:	Chief Investment Officer

[Master Repurchase Agreement (TCB-Pacaso) (2025)]

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES:
WITH RESPECT TO EACH UNDERLYING ASSET

Seller represents and warrants to Agent and Buyers, with respect to each Underlying Asset, that as of the Purchase Date for the purchase of any Purchased Assets by Buyers from Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect, that the following are true and correct. For purposes of this Schedule 1-A and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to an Underlying Asset if and when a Seller Party has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Underlying Asset. With respect to those representations and warranties which are made to the best of each Seller Party’s knowledge, if it is discovered by a Seller Party, Agent or Buyers that the substance of such representation and warranty is inaccurate, notwithstanding Seller Party’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is complete, true and correct in all material respects.

(b) Delinquency. The Mortgage Loan is not a Delinquent Loan.

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing such Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or will be paid prior to any economic loss or forfeiture of the related Mortgaged Property or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor any Qualified Originator has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the related Mortgagor, directly or indirectly, for the payment of any amount required under such Mortgage Loan, except for interest accruing from the date of the related Mortgage Note or date of disbursement of the proceeds of such Mortgage Loan, whichever is more recent, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d) Licensing. The Mortgage Loan is not secured by a Mortgaged Property located in any state in which Seller or the Trust is not licensed to own mortgage loans or conduct any other activity of the Seller or the Trust related to the assignment and assumption of a portion of mortgage loans unless Seller or the Trust is otherwise not required to be so licensed.

(e) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination, other than in connection with the assignment in accordance with the terms therein, or in connection with a permitted refinancing transaction. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except as permitted pursuant to an assignment and assumption of a Mortgage Loan or a portion thereof consented to by Seller or the Trust in accordance with the applicable Underwriting Guidelines, or in connection with a permitted refinancing transaction.

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(f) No Defenses. Such Mortgage Loan is not subject to any right of rescission, setoff, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of such Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time such Mortgage Loan was originated by the related Qualified Originator. The Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding. There is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to the Mortgage Loan or the related Mortgaged Property.

(g) Hazard Insurance. All buildings and other improvements on the related Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a generally acceptable insurance carrier, and such other hazards as are customary in the area where such Mortgaged Property is located, and to the extent required by Seller Party as of the date of origination consistent with the Underwriting Guidelines, against risks insured against by Persons operating like properties in the locality of such Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to such Mortgaged Property, (ii) the outstanding principal balance of such Mortgage Loan, (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to such Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines and (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis. If any portion of the related Mortgaged Property is in an area identified by any federal governmental authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of such Mortgage Loan, (B) the full insurable value of such Mortgaged Property, and (C) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller or other applicable Qualified Originator, its successors and assigns (including without limitation, subsequent owners of such Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the related mortgagee. No such notice has been received by Seller. All premiums due and owing on such insurance policy have been paid. The related Mortgage obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at such Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the related Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance; provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect and will inure to the benefit of Seller. Seller has not engaged in, and has no knowledge of the related Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

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Additionally:

(i) If any material part of the improvements located on the related Mortgaged Property is in an area designated in the Federal Register by the Federal Emergency Management Agency as a “special flood hazard area,” the related Mortgagor is required to maintain insurance in an amount not less than the lesser of: (A) the maximum amount available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 for the appropriate property type; and (B) the related loan amount.

(ii) The related Mortgaged Property is covered by windstorm and/or windstorm related perils and/or “named storms” insurance generally acceptable to prudent mortgage loan originators.

(iii) The related Mortgaged Property is covered by business interruption insurance generally acceptable to prudent mortgage loan originators.

(iv) The documents contained in the related Mortgage File require insurance proceeds in respect of a property loss to be applied either (A) to the repair or restoration of all or part of the related Mortgaged Property, the related mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (B) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

(v) To Seller’s knowledge, all insurance policies name the related mortgagee or its agent under such Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause.

(vi) Unless otherwise required by the applicable Underwriting Guidelines for any Mortgage Loans, all such insurance policies require at least ten (10) days’ prior notice to the related mortgagee of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days’ prior notice to such mortgagee of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium.

(h) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination, assignment and assumption, and servicing of such Mortgage Loan have been complied with (including without limitation the federal Mortgage Disclosure Improvement Act of 2008 and its promulgating regulations under 12 C.F.R. Part 226, as amended by the Emergency Economic Stabilization Act of 2008); the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of the Buyer, and shall deliver to the Buyer, upon demand, evidence of compliance with all such requirements.

(i) No Satisfaction of Mortgage. The related Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole-or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission except (i) in connection with an assumption agreement, a copy of which is included or shall be included in the Mortgage File, (ii) in the case of a release of a portion of the land comprising such Mortgaged Property, (iii) a release of a blanket Mortgage which release will not cause such Mortgage Loan to fail to satisfy the Underwriting Guidelines, or (iv) as part of an allowed refinancing transaction. Seller has not waived the performance by the related Mortgagor of any action, if such Mortgagor’s failure to perform such action would cause such Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by such Mortgagor.

Sch. 1 -A-3

(j) Location and Type of Mortgaged Property. The Mortgaged Property is located in a Permitted State (defined below) which is identified in the Mortgage Loan Schedule and consists of real property that is a Residential Dwelling, provided, however, that any condominium unit or planned unit development shall conform with the applicable Underwriting Guidelines regarding such dwellings. No portion of the Mortgaged Property is for used for commercial purposes, except as otherwise permitted under the Underwriting Guidelines. The Mortgage Loan is not secured by multi-family property (other than as set forth in the definition of Residential Dwelling), an industrial, agricultural, mixed use, commercial or underdeveloped property or by a condominium unit that was part of a condominium development that operated as, or held itself out to be, a condominium hotel, regardless of whether the unit itself was being used as a condominium unit. “Permitted State” means California, Colorado, Florida, Utah and South Carolina and any other state or territory agreed to by Agent on behalf of Buyers and Seller in writing (including by email).

(k) Valid First Lien. The related Mortgage is a valid, subsisting, enforceable and perfected first lien and first priority security interest with respect to such Mortgage Loan, on the Mortgaged Property, including all buildings on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the related Mortgage is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of such Mortgage Loan and (A) referred to or otherwise considered in the appraisal made for the originator of such Mortgage Loan or (B) which do not adversely affect the Appraised Value of the related Mortgaged Property set forth in such appraisal; and

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with such Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to such Mortgage Loan, on the property described therein and Seller has full right to pledge and assign the same to Agent. The related Mortgaged Property is not subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the related Mortgage.

(l) Validity of Mortgage Loan Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the related Mortgage Note, the related Mortgage and any other such related agreement had legal capacity to enter into such Mortgage Loan and to execute and deliver such Mortgage Note, such Mortgage and any such agreement, and such Mortgage Note, such Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, negligence, omission, misrepresentation or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the related Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of such Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. Seller has reviewed all of the documents constituting the related Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(m) Full Disbursement of Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing such Mortgage Loan and the recording of the related Mortgage were paid, and the related Mortgagor is not entitled to any refund of any amounts paid or due under the related Mortgage Note or such Mortgage.

(n) Ownership. The Trust is the sole owner and holder of such Mortgage Loan. Such Mortgage Loan is not assigned or pledged, and the Trust has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign such Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Loan pursuant to this Repurchase Agreement and following the pledge of each Mortgage Loan, Buyer will hold such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement.

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(o) Doing Business. All parties which have held any interest in such Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state.

(p) LTV. No Mortgage Loan has an LTV greater than the percentage permitted by the applicable Underwriting Guidelines.

(q) Title Insurance. Such Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the related Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy and each such title insurance policy is issued by a title insurer generally acceptable in the secondary market and qualified to do business in the jurisdiction where such Mortgaged Property is located, insuring the applicable Qualified Originator, its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (k) of this Schedule 1-A, with respect to each Mortgage Loan, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the related Mortgage providing for adjustment to the related Mortgage Interest Rate and Monthly Payment. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses. Seller and its successors and assigns, are named the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including the originator or Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the originator, Seller or any affiliate of Seller.

(r) No Defaults. There is no default, breach, violation or event of acceleration existing under the related Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(s) No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or, claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens), homeowners’ association liens, judgment liens or any other encumbrance affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with the lien of the related Mortgage.

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(t) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property. No improvement located on or being part of the related Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(u) Allowed Refinancing Transaction. If a Mortgage Loan is considered a Refinanced Mortgage Loan, the same shall not have previously been refinanced.

(v) Customary Provisions. The related Mortgage Note has a stated maturity which shall not exceed 360 months from the date of such Mortgage Loan’s origination. The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the related Mortgaged Property pursuant to the proper procedures, the holder of such Mortgage Loan will be able to deliver good and merchantable title to such Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose the related Mortgage.

(w) Conformance with Underwriting Guidelines and Standards. Such Mortgage Loan was underwritten in accordance with the applicable Underwriting Guidelines related to the origination of such Mortgage Loan, and any subsequent assignment and assumption of such Mortgage Loan by a new co-borrower.

(x) Occupancy of the Mortgaged Property. As of the related Purchase Date the related Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the related Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Neither Seller nor Servicer has received written notification from any governmental authority that the related Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Neither Seller nor Servicer has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(y) No Additional Collateral. The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (k) above.

(z) Deeds of Trust. In the event the related Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor.

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(aa) Delivery of Mortgage Loan Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for such Mortgage Loan have been delivered to Custodian. Seller or its agent is in possession of a complete, true and materially accurate Mortgage File with respect to such Mortgage Loan, in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to Custodian.

(bb) Transfer of Mortgage Loans. The related Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located.

(cc) Due-On-Sale. The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(dd) Reserved.

(ee) Consolidation of Future Advances. Any future advances made to the related Mortgagor prior to the origination of such Mortgage Loan have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the related Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to such Mortgage Loan, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of such Mortgage Loan.

(ff) Mortgaged Property Undamaged. The related Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which the premises were intended and such Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the related Mortgaged Property and Seller has no knowledge of any such proceedings.

(gg) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by Seller or the Qualified Originator, as applicable, each servicer of such Mortgage Loan and Seller with respect to such Mortgage Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law, where required under the applicable Underwriting Guidelines or requested by the related Mortgagor, and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the related Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

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(hh) Reserved.

(ii) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(jj) Reserved.

(kk) Appraisal. The related Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of such Mortgage Loan application by a qualified appraiser, duly appointed by Seller or the related Qualified Originator, who had no interest, direct or indirect in such Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Underwriting Guidelines and, in any case, Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date such Mortgage Loan was originated.

(ll) Disclosure Materials. If such Mortgage Loan is an Adjustable Rate Loan, the related Mortgagor has executed a statement to the effect that such Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the related Mortgage File.

(mm) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(nn) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

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(oo) Capitalization of Interest. The related Mortgage Note does not by its terms provide for the capitalization or forbearance of interest, other than in connection with an interest-only feature of the Mortgage Loans.

(pp) Withdrawn Mortgage Loans. If such Mortgage Loan has been released to Seller or the Trust pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the related Mortgage Note was returned to Custodian within ten (10) Business Days.

(qq) No Exception. The Custodian has not noted any material exception on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s security interest, granted by any Seller Party, in the Mortgage Loan as determined by Buyer in its sole discretion.

(rr) Qualified Originator. Such Mortgage Loan has been originated by a Qualified Originator.

(ss) Mortgage Submitted for Recordation. The related Mortgage and any other documentation as may be required by Applicable Law has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the related Mortgaged Property is located.

(tt) Environmental Matters. The related Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any Environmental Law.

(uu) Reserved.

(vv) Value of Mortgaged Property. Seller has no knowledge of any circumstances existing that should reasonably be expected to adversely affect the value or the marketability of the related Mortgaged Property.

(ww) HOEPA. With respect to any Mortgage Loan secured by a Mortgaged Property that has a residential use, no Mortgage Loan is (i) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (ii) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (iv) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(xx) No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay such Mortgage Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of such Mortgage Loan.

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(yy) Manufactured Housing/Mobile Homes; Home Equity Line of Credit. No Mortgage Loan is secured by manufactured housing or a mobile home. No Mortgage Loan is a home equity line of credit.

(zz) Seasoning. Each Mortgage Loan was closed and funded by a Qualified Originator and acquired by Seller or the Trust from such Qualified Originator at least three (3) days, but no more than fifteen (15) days, after the related origination date.

(aaa) Balloon Loans. No Mortgage Loan has a balloon payment feature.

(bbb) Reverse Mortgage Loans. No Mortgage Loan is a reverse mortgage loan.

(ccc) Negative Amortization Loans. No Mortgage Loan provides for negative amortization.

(ddd) Higher Priced Mortgage Loans. With respect to any Mortgage Loan secured by a Mortgaged Property that has a residential use, such Mortgage Loan is not a “higher priced mortgage loan” as defined in 12 C.F.R. 226.35.

(eee) Compliance with Interagency Guidance. Each Mortgage Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007 (or, if such date cannot be determined, an origination date on or after October 1, 2007), complies in all respects with such guidance, including any interpretations, applications or implementation plans with respect thereto that have been communicated and/or agreed to by an institution’s regulator, regardless of whether the Mortgage Loan’s originator or seller is subject to such guidance.

(fff) Compliance with Subprime Statement. No Mortgage Loan that is an Adjustable Rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by Fannie Mae in the Lender Letter 03-07 (August 15, 2007) or by Freddie Mac in Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4).

(ggg) Reserved.

(hhh) Underwriting Methodology. With respect to each Mortgage Loan, the Qualified Originator has underwritten such Mortgage Loan in accordance with the Underwriting Guidelines and determined, based on verified and documented information at the time such Mortgage Loan was originated, that the related Mortgagor has a reasonable ability to repay the loan according to its terms, using a payment schedule that fully amortizes such Mortgage Loan over the term of such Mortgage Loan. With respect to each assignment and assumption of each Mortgage Loan, the Seller or Trust, or such party’s designee, has underwritten the new co-borrower in accordance with the applicable Underwriting Guidelines.

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(iii) Insurance. With respect to each Mortgaged Property, such Mortgaged Property is required pursuant to the related Mortgage to be (or the holder of the Mortgage can require that the Mortgaged Property be), and at origination Seller Parties received evidence that such Mortgaged Property was, insured in accordance with the Underwriting Guidelines. In addition, with respect to any Mortgaged Property securing such Mortgage Loan that is vacant, such Mortgaged Property is insured by a vacant property insurance policy, issued by a generally acceptable insurance carrier acceptable under Fannie Mae, insuring against hazards, vandalism, liability, malicious mischief and such other risks insured against by Persons operating like vacant properties in the locality of the Mortgaged Property.

(jjj) Ability to Repay Rule. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller that questions or challenges the compliance of any Mortgage Loan with the Ability to Repay Rule. Prior to the origination of each Mortgage Loan, and for each subsequent assignment and assumption of each Mortgage Loan, Seller or the related Qualified Originator, as applicable, made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan, according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation). The Mortgage File for each Mortgage Loan, contains all necessary third party records and other evidence and documentation to demonstrate such compliance by the related Mortgage Loan with 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation).

(kkk) Separate Tax Lots. Each Mortgaged Property contains one or more separate tax lots (or will constitute separate tax lots when the next tax maps are issued) or is subject to an endorsement under the related title insurance policy.

(lll) Access/Utilities. Each Mortgaged Property has adequate access to public ways and is served by utilities, including, without limitation, adequate water, sewer, electricity, gas, telephone, sanitary sewer, and storm drain facilities. All public utilities necessary to the continued use and enjoyment of each Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting such Mortgaged Property, and all such utilities are connected so as to serve such Mortgaged Property without passing over other property. All roads necessary for the full use of each Mortgaged Property for such Mortgaged Property’s current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are subject of access easements for the benefit of such Mortgage Property.

(mmm) Licenses and Permits. Seller is not aware of any Mortgagor, guarantor or other obligor on any Mortgage Loan having received notice of any noncompliance with any use or occupancy law, ordinance, regulation, standard, license or certificate with respect to any related Mortgaged Property.

(nnn) Recourse. With respect a Mortgagor’s respective obligation under the Mortgage Note, the documents contained in the related Mortgage File contain provisions provided for recourse against the related Mortgagor, a principal of such Mortgagor or an entity controlled by a principal of such Mortgagor, or a natural person, for either (a) the proportional amount due under such Mortgage Loan or (b) damages sustained in connection with such Mortgagor’s fraud or willful misrepresentation, failure to deliver insurance or condemnation proceeds or awards or security deposits to lender or to apply such sums as required such documents, failure to apply rents and other income during a default or after acceleration to either amounts owing under the loan or normal and necessary operating expenses of the property or commission of material physical waste at the Mortgaged Property. The documents contained in the related Mortgage File contain provisions pursuant to which the related Mortgagor, a principal of such Mortgagor or an entity controlled by a principal of such Mortgagor, or a natural person, has agreed to indemnify the mortgagee for damages resulting from violations of any applicable environmental covenants.

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(ooo) Cross-Collateralization. Such Mortgage Loan is not cross-collateralized or provide for cross-default against any other mortgage loan.

(ppp) Environmental Conditions. There are no material circumstances or conditions with respect to such Mortgaged Property that render such Mortgaged Property in material violation of any applicable environmental laws. Such Mortgage requires the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

(qqq) Mortgaged Property. All amenities, access routes or other items that materially benefit the Mortgaged Property are under the direct control of the Mortgagor, constitute permanent easements that benefit and are part of the Mortgaged Property or are public property, and the Mortgaged Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, has all necessary permits and approvals for ingress and egress and is adequately serviced by public or private water, sewer systems and utilities. The related title insurance policy takes into account all exceptions to title capable of being depicted by a title survey.

(rrr) Consumer Laws. (A) Each Mortgage Loan has been offered to at least two (2) consumers and accepted by at least one (1) consumer primarily for personal, family or household purposes and such Mortgage Loan has not been offered or extended for commercial or business purposes, as defined in the Truth in Lending Act and its implementing regulation, Regulation Z; (B) the Mortgaged Property securing the related Mortgage is and will be occupied by the natural person Mortgagors or, if the Mortgagor is a trust, any owner, grantor or beneficiary of the Mortgagor as a secondary residence; and (C) the Seller maintains in the Mortgage File and Servicing File an affidavit from the Mortgagor that the purpose of the Mortgage Loan is for personal, family or household purposes. Each such Mortgage Loan is subject to the Federal Truth in Lending Act and it is not a ‘high-cost mortgage’ covered by 12 C.F.R. 1026.32 or a higher-priced Mortgage Loan subject to 12 C.F.R. 1026.35, or similar category of loan under any applicable state or local law.

(sss) No Consents. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Mortgage Loan, no consent or approval by any Person is required in connection with Seller’s pledge of such Mortgage Loan to Buyer in a Transaction. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option or other similar right of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to the Mortgage Loan.

(ttt) Personal Guaranty. With respect to any Mortgage Loans with a Mortgagor that is not a natural person, the related Mortgage Loan Documents contain a personal guaranty by the Mortgagor in favor of the applicable Qualified Originator providing for full recourse to the personal assets of such Mortgagor.

(uuu) Property LLC. With respect to each Mortgage Loan and the related Mortgaged Property, the “Company” specified in the related Co-Ownership Purchase Agreement (the “Property LLC”) is the sole holder and owner of record of the Mortgaged Property and has the full right to grant a first priority lien on and security interest in such Mortgaged Property, free and clear of any and all liens, encumbrances, interests and claims of any Person other than the mortgagee. With respect to each Mortgage Loan, at least two (2) consumers not affiliated with the Property LLC, Seller or Guarantor are co-borrowers under the related Mortgage Loan as co-borrowers. The existence of, and terms of the Mortgage have been disclosed in writing to each member of the Property LLC and upon default by the related Mortgagor(s) on a Mortgage Loan and foreclosure on, or trustee’s sale of, the related Mortgaged Property in accordance with proper procedures in the related jurisdiction in which the Mortgaged Property is located, no Person, including any such member of the Property LLC shall have a valid claim in connection with such foreclosure against the Trust, the mortgagee or any successor thereto.

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SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES:

WITH RESPECT TO THE TRUST CERTIFICATE AND TRUST INTERESTS

Each Seller Party represents and warrants to Agent on behalf of Buyers, with respect to the Trust Certificate and the Trust Interests, that as of the Purchase Date of the Initial Transaction and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect, that the following are true and correct. For purposes of this Schedule 1-B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to the Trust Certificate and/or a Trust Interest if and when a Seller Party has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects the Trust Certificate and/or such Trust Interest. With respect to those representations and warranties which are made to the best of each Seller Party’s knowledge, if it is discovered by a Seller Party, Agent or Buyers that the substance of such representation and warranty is inaccurate, notwithstanding Seller Party’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Trust Interests. The Trust Interests consist of certificates evidencing a beneficial ownership interest in the Underlying Assets.

(b) Trust Certificate. The Trust Certificate represents all of the Trusts Interests issued by the Trust.

(c) Compliance with Law. The Trust Certificate and the related Trust Interest complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Trust Interest and is fully paid and nonassessable.

(d) Good and Marketable Title. Immediately prior to the Initial Transaction hereunder, Seller has good and marketable title to, and is the sole owner and holder of, the Trust Certificate and the Trust Interests, and Seller is selling to Buyers the Trust Certificate and Trust Interests free and clear of any and all Liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering the Trust Certificate and Trust Interests. Upon consummation of the Transaction contemplated to occur in respect of such any Trust Interests, Seller will have validly and effectively conveyed to Buyers all legal and beneficial interest in and to such Trust Interests free and clear of any Liens (other than Liens created in favor of Agent for the benefit of Buyers pursuant to this Repurchase Agreement and Liens created by or through Agent for the benefit of Buyers).

(e) No Fraud. No fraudulent acts were committed by any Seller Party or any of their respective Affiliates in connection with the issuance of the Trust Certificate or Trust Interests.

(f) No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Trust Interests, (ii) non-monetary default, breach or violation exists with respect to such Trust Interests, or event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Trust Interests.

(g) Power and Authority. Seller has full right, power and authority to sell such Trust Interests in accordance with the Trust Agreement and the Trust Certificate has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

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(h) Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Repurchase Documents or the related document governing such Trust Interests, no consent or approval by any Person is required in connection with Seller’s sale of such Trust Interests to Buyers, or Buyers’ exercise of any rights or remedies in respect of such Trust Interests or for Buyers’ sale, pledge or other disposition of such Trust Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Trust Interests.

(i) No Notices. No Seller Party has received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Trust Interests is or may become obligated.

(j) Original Certificate. The original of the Trust Certificate registered in the name of Agent (on behalf of Buyers) has been delivered to Agent for the benefit of Buyers.

(k) Duly and Validly Issued. Each of the Trust Interests is duly and validly issued.

(l) No Modifications; No Waiver. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Trust Interests and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists (other than changes or waivers to which Agent and each Buyer has consented).

(m) No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Trust Interests is or may become obligated.

(n) Certificated Security. The Trust Certificate is a certificated security registered in the name of Agent for the benefit of Buyers. The Trust Certificate (i) constitutes “securities” as defined in Section 8-102 of the Uniform Commercial Code, (ii) is not dealt in or traded on securities exchanges or in securities markets, (iii) does not constitute investment company securities (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (iv) is not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).

(o) No Outstanding Rights or Repurchase Obligations. There are (x) no outstanding rights, options, warrants or agreements (other than as created by Agent or Buyers) for a purchase, sale or issuance, in connection with any Trust Certificate or any Trust Interests, (y) no agreements on the part of Seller to issue, sell or distribute any Trust Certificate or Trust Interests (other than to Agent or Buyers), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of any Trust Certificate or Trust Interests.

(p) Conveyance; First Priority Lien. Upon delivery to Agent (on behalf of Buyers) of the Trust Certificate (and assuming the continuing possession by Agent of the Trust Certificate in accordance with the requirements of applicable law) and the filing of a financing statement covering the Trust Certificate and the Trust Interests in the State of Delaware and naming Seller as debtor and Agent (on behalf of Buyers) as secured party, Seller has conveyed and transferred to Agent (on behalf of Buyers) all of its right, title and interest to the Trust Certificate and Trust Interests, including taking all steps as may be necessary in connection with the indorsement, transfer of power, delivery and pledge of the Trust Certificate as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) to Agent (on behalf of Buyers). The Lien granted hereunder is a first priority Lien on the Trust Certificate and the Trust Interests.

Sch. 1 -B-2